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                                                                Exhibit 10.14(a)

                                    AGREEMENT

                                       OF

                    LIMITED LIABILITY LIMITED PARTNERSHIP OF

                          SBR-FORTUNE ASSOCIATES, LLLP


                          DATED AS OF JANUARY 17, 2005

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
PRELIMINARY STATEMENTS ................................................................................ 76
ARTICLE 1     DEFINED TERMS ........................................................................... 77
   1.1      Definitions ............................................................................... 77
   1.2      Certain Other Terms ....................................................................... 97
   1.3      Accounting Terms .......................................................................... 98
   1.4      Schedules and Exhibits .................................................................... 98
ARTICLE 2     FORMATION OF PARTNERSHIP ................................................................ 98
   2.1      Formation; Admission of Partners .......................................................... 98
   2.2      Name ...................................................................................... 98
   2.3      Certificates and Documents ................................................................ 99
   2.4      Principal Offices ......................................................................... 99
ARTICLE 3     TERM .................................................................................... 99
ARTICLE 4     PURPOSE AND POWERS OF THE PARTNERSHIP ................................................... 99
   4.1      Purpose ................................................................................... 99
   4.2      Powers ................................................................................... 103
   4.3      Title to Partnership Property ............................................................ 103
   4.4      Summary of Transaction ................................................................... 103
ARTICLE 5     CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS; FINANCING ................................. 113
   5.1      Initial Capital Contributions ............................................................ 113
   5.2      Additional Capital Contributions; Guarantees; Financing .................................. 114
   5.3      Failure to Contribute Additional Contributions ........................................... 116
   5.4      Computation of Capital Accounts .......................................................... 119
   5.5      Capital Accounts Generally; No Interest on Capital ....................................... 120
ARTICLE 6     PROFITS AND LOSSES; SPECIAL ALLOCATIONS ................................................ 120
   6.1      Profits and Losses ....................................................................... 120
   6.2      Special Allocations. ..................................................................... 122
ARTICLE 7     DISTRIBUTIONS .......................................................................... 126
   7.1      Net Cash Flow ............................................................................ 126
   7.2      Distributions Resulting from Refinancings, a Sale of All or a Portion of the
            Property not in the Ordinary Course and the Dissolution and Winding Up of the
            Partnership .............................................................................. 126
   7.3      Distributions In-Kind .................................................................... 127

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
   7.4      Assignment of Distributions .............................................................. 128
   7.5      Withholding Taxes with Respect to Partners ............................................... 128
   7.6      Profits, Losses and Net Cash Flow from Hotel Operations .................................. 129
ARTICLE 8     MANAGEMENT OF THE PARTNERSHIP .......................................................... 129
   8.1      Management; General Partner .............................................................. 129
   8.2      General Rights and Duties of General Partner ............................................. 134
   8.3      Execution of Purchase and Sale Agreements ................................................ 138
   8.4      Sales and Marketing Offices .............................................................. 138
   8.5      Services of Partners ..................................................................... 138
   8.6      Miscellaneous Management Provisions ...................................................... 140
   8.7      Hotel Operations ......................................................................... 142
   8.8      Bank Accounts ............................................................................ 143
ARTICLE 9     POWERS, RIGHTS AND LIABILITIES OF THE LIMITED PARTNERS ................................. 144
   9.1      No Right to Manage or Represent Partnership .............................................. 144
   9.2      Limitations on Liability ................................................................. 144
   9.3      No Priority .............................................................................. 144
ARTICLE 10    DISSOLUTION AND TERMINATION ............................................................ 145
   10.1     Events Triggering Dissolution ............................................................ 145
   10.2     Termination .............................................................................. 146
ARTICLE 11    RESTRICTION ON TRANSFERS OF PERCENTAGE INTERESTS ....................................... 146
   11.1     Assignment ............................................................................... 146
   11.2     Changes in Control of Corporation or Entity .............................................. 146
   11.3     Permitted Transfers ...................................................................... 147
   11.4     Effect of Assignment: Documents .......................................................... 148
   11.5     Transfer in Violation .................................................................... 148
ARTICLE 12    LIABILITY AND INDEMNIFICATION .......................................................... 149
   12.1     Liability of General Partner ............................................................. 149
   12.2     Indemnification of General Partner ....................................................... 149
   12.3     Indemnification of Guarantors ............................................................ 150
   12.4     Contractual Provisions ................................................................... 150
   12.5     Indemnification of Limited Partners ...................................................... 151
   12.6     Indemnification by Sonesta with respect to Hotel Operations .............................. 151

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
ARTICLE 13    ACCOUNTING ............................................................................. 152
   13.1     Method of Accounting: Accountants ........................................................ 152
   13.2     Books and Records ........................................................................ 152
   13.3     Federal Tax Returns ...................................................................... 152
ARTICLE 14    REPORTS AND STATEMENTS ................................................................. 153
   14.1     Tax Return Information ................................................................... 153
   14.2     Financial Statements ..................................................................... 153
   14.3     Reports .................................................................................. 153
   14.4     Inspection Rights ........................................................................ 155
ARTICLE 15    DEALINGS IN GOOD FAITH; BEST EFFORTS ................................................... 155
ARTICLE 16    REPRESENTATIONS AND WARRANTIES ......................................................... 155
   16.1     Sonesta Representations .................................................................. 155
   16.2     Fortune Representations and Agreements ................................................... 158
   16.3     Patriot Act and OFAC Representations, Warranties and Covenants ........................... 159
   16.4     Survival of Representations .............................................................. 159
   16.5     Brokers .................................................................................. 159
   16.6     Indemnification .......................................................................... 159
ARTICLE 17    MISCELLANEOUS .......................................................................... 160
   17.1     Governing Law ............................................................................ 160
   17.2     Partition of the Property ................................................................ 160
   17.3     Notices .................................................................................. 160
   17.4     No Waivers ............................................................................... 162
   17.5     Joinder of Edgardo Defortuna and Sonesta International Hotels Corp ....................... 162
   17.6     Severability ............................................................................. 162
   17.7     Benefits: Binding Effect ................................................................. 162
   17.8     Interpretation ........................................................................... 162
   17.9     Counterparts ............................................................................. 162
   17.10    Enforcement and Waiver of Jury Trial ..................................................... 163
   17.11    No Third Party Beneficiary ............................................................... 163
   17.12    Integration .............................................................................. 163
   17.13    Third Party Costs ........................................................................ 164
   17.14    Confidentiality of Information ........................................................... 164
   17.15    Dispute Resolution ....................................................................... 164

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                                    AGREEMENT

                                       OF

                    LIMITED LIABILITY LIMITED PARTNERSHIP OF

                          SBR-FORTUNE ASSOCIATES, LLLP

       THIS AGREEMENT OF LIMITED LIABILITY LIMITED PARTNERSHIP (the "Agreement"), is made and entered into as of the 17th day of January, 2005, by and between Fortune KB GP, LLC, a Florida limited liability company ("Fortune GP") as the general partner (Fortune GP is hereinafter sometimes referred to as the "General Partner"), and Fortune KB, LLC, a Florida limited liability company ("Fortune LP") and Sonesta Beach Resort Limited Partnership, a Delaware limited partnership("Sonesta"), as limited partners (Sonesta and Fortune LP are hereinafter sometimes referred to collectively as the "Limited Partners" and individually as a "Limited Partner").

                             PRELIMINARY STATEMENTS

       A. A Certificate of Limited Partnership was filed by the General Partner with the Secretary of State of the State of Florida on January 13, 2005 to form SBR-Fortune Associates, Ltd. (the "Partnership").

       B. The Partnership has filed a Statement of Qualification in the Office of the Secretary of State of the State of Florida and has obtained the status of a limited liability limited partnership named SBR-Fortune Associates, LLLP.

       C. The General Partner and the Limited Partners (collectively, the "Partners") desire to form the Partnership for the purpose of acquiring the Land, developing the Project and selling condominium units and other parcels of real estate comprising the Project.

       D. All of the parties hereto desire to set forth in writing the terms and provisions of their agreement of limited partnership, including but not limited to terms concerning the interim

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operation of the Hotel, commencement of Pre-Development Activities and the budgeting for and funding of the cost of development, construction and sale of the Project.

       E. All terms appearing herein in initial capitalized letters but not otherwise defined herein shall have the meanings ascribed to such terms in
Section 1.1 below.

       NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

                                    ARTICLE 1

                                  DEFINED TERMS

       1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below.

       ACT:   The Florida Revised Uniform Limited Partnership Act (1986) as
enacted in the State of Florida and as hereafter amended.

       ADDITIONAL CAPITAL CONTRIBUTIONS: Amounts, if any, contributed to the capital of the Partnership by the Partners pursuant to Subsection 5.2(a) or as otherwise provided in this Agreement.

       ADDITIONAL CAPITAL CONTRIBUTION DEFAULT: Shall have the meaning set forth in Subsection 5.3(a).

       AFFILIATE: Means (a) any officer, director, employee, shareholder, manager, member or partner of a Partner; (b) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Partner (or other party as applicable); and (c) any officer, director, employee, shareholder, manager, member or partner of any entity described in clause (b) above. For purposes of this definition, the term "control" when used with respect to any specified "Person" shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities

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or other beneficial interest, by contract or otherwise. "CONTROL" shall be conclusively presumed to exist with respect to any Person that owns, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in a Person.

       AGREEMENT: This Agreement of Limited Liability Limited Partnership and any amendments thereto.

       ANCILLARY AGREEMENTS: The Escrow Agreement, Interim Lease, the Listing Agreement, the Sonesta License Agreement, the Realty Purchase Agreement and the Long-Term Management Agreement.

       APPROVE, APPROVED or APPROVAL: As to the subject matter thereof and as the context may require or permit, an express consent or approval contained in a written statement signed by the approving Person, and if any Person is requested to approve any item or matter pursuant to this Agreement within a specified time frame and such Person fails to approve such item in writing within such a time frame, such failure shall constitute and be deemed a rejection of the applicable request. To the extent no time frame is provided with respect to any particular Approval requested hereunder, such Approval must be provided (or not) within ten
(10) days of the request for same. Notwithstanding the foregoing, in the event that no response is received to a request for approval within said ten (10) day period, the party requesting the approval may, if it desires to continue to pursue such approval, send a notice (in accordance with Section 17.3) to the other party which would include the following language: "THIS SECOND REQUEST FOR APPROVAL IS ISSUED PURSUANT TO THAT CERTAIN AGREEMENT OF LIMITED LIABILITY LIMITED PARTNERSHIP OF SBR-FORTUNE ASSOCIATES, LLLP. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) DAYS FOLLOWING THE DATE THIS NOTICE HAS BEEN GIVEN SHALL BE DEEMED AN APPROVAL OF THE REQUESTED MATTER." Failure to respond within said five (5) day period described in the immediately preceding sentence shall de deemed an approval of the requested matter.

       ATTORNEYS' FEES: All reasonable fees charged by an attorney for his services and the services of any paralegals, legal assistants or law clerks, including (but not limited to) reasonable fees charged for representation at the trial level and in all appeals.

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       BRIDGE LOAN: The financing, if any, obtained by Fortune GP on behalf of the Partnership and secured by a mortgage encumbering the Property unless such financing meets the definition of the Construction Loan.

       BUDGET: The budget for the pre-development, development, construction, marketing and sale of the Project which shall be substantially in the form attached hereto as EXHIBIT A, as such Budget may be revised or amended. The Partners acknowledge that in preparing the attached Budget, they did not have all of the information necessary for such Budget to be final and recognize that such Budget will be preliminary in nature and subject to modification including further refinement and elaboration, as provided herein. Upon approval by the Partners, revisions of the Budget shall be adopted by sequentially numbered amendments to EXHIBIT A of this Agreement.

       BUSINESS DAY: Any day other than (i) Saturday or Sunday or (ii) those during which banks in the State of Florida or the Commonwealth of Massachusetts are not open for business.

       CAPITAL ACCOUNT: The account established and maintained for each Partner by the Partnership in accordance with the provisions of Section 5.4 hereof.

       CAPITAL CONTRIBUTIONS: The aggregate contributions made by a Partner to the capital of the Partnership which are designated as "Capital Contributions" pursuant to the provisions of Article V hereof.

       CESSATION NOTICE: The written notice described in Subsection 4.4(d)(1) below.

       CLAIMS: Shall have the meaning as set forth in Subsection 16.6.

       CODE: The Internal Revenue Code of 1986, as amended, and any successor statute thereto.

       CONSTRUCTION LENDER: The maker of the Construction Loan.

       CONSTRUCTION LOAN: The construction loan to be obtained by the Partnership to construct the Project. Unless otherwise agreed by the Partners, the Partnership shall solicit no less than three (3) proposals to provide such financing from major lenders.

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       CONSTRUCTION LOAN BUDGET: The budget submitted to and approved by the
Construction Lender (and the Partners), as such budget may be revised from time to time upon the agreement of the Partners and the Construction Lender.

       CONTRIBUTED LAND: An undivided two-thirds (2/3rds) interest in the Land which is being contributed to the capital of the Partnership by Sonesta as its Initial Capital Contribution pursuant to Subsection 5.1(b) below.

       CONTRACTS: All contracts, arrangements, leases, licenses, concessions, easements, service contracts, maintenance agreements, listing agreements, brokerage agreements, employment agreements, management agreements, construction agreements, architectural agreements and any other agreements, either recorded or unrecorded, written or oral, affecting the use, ownership or operation of the Hotel and/or all or any portion of the Property, other than the Permitted Exceptions. A schedule of the Contracts existing as of the Effective Date shall be presented by Sonesta to the Fortune Partners within ten (10) Business Days of the Effective Date and shall thereupon be incorporated into this Agreement as EXHIBIT B. Upon termination of the Interim Lease EXHIBIT B will be updated to reflect the Contracts existing as of such date.

       CONVEYANCE DOCUMENTS: All documents necessary to convey title to the Land to the Partnership, including but not limited to those set forth in Exhibit "B" to the Escrow Agreement entitled "Escrowed Documents".

       CURRENT OPERATING EXPENDITURES: The expenditures of the Partnership for each Fiscal Year, or part thereof, arising from the ordinary course of the Partnership's business, including, without limitation, the following:

              (1) general operating expenses including, but not limited to, insurance, taxes, assessments, architectural, engineering, permitting, legal, accounting and other professional fees, Deferred Fees, marketing, construction and any other expenses expended on behalf of the Partnership in relation to its business operation, but excluding the Hotel Shutdown Payments;

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              (2)    payments of principal and interest upon indebtedness of the
                     Partnership entered into in accordance with the terms of this Agreement excluding Default Financings;

              (3) establishment of appropriate reserves for debt service, capital improvements and repairs, to provide working capital or any other contingency of the Partnership;

              (4) expenses incurred in connection with and the establishment of reserves for the restoration of the Property resulting from the casualty or condemnation of the Property; and

              (5) defeasance, prepayment or comparable expenses or charges required to be paid in connection with the retirement or replacement of the Existing Indebtedness.

Notwithstanding the foregoing, the Partners acknowledge that Hotel operations prior to the Cessation Date shall be conducted by the Hotel Manager pursuant to the Interim Lease and that except for those items which by the express terms of this Agreement or the Interim Lease are to be paid by the Partnership, the expenses of operating the Hotel shall be borne by the Hotel Manager.

       DEFAULT FINANCINGS: The financings advanced pursuant to Subsection 5.3 below.

       DEFAULT NOTICE: Shall have the meaning as set forth in Subsection 5.3.

       DEFAULTING PARTNER: Shall have the meaning as set forth in Subsection
5.3.

       DEFERRED FEES: Shall have the meaning set forth in Subsection 8.5(b).

       DEPRECIATION: For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for

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federal income tax purposes at the beginning of such year or other period,
Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Partners.

       DESIGNATED HOTEL CLOSING DATE: August 31, 2006 or such other date agreed to by the Partners, as described in Subsection 4.4(d)(1), as the date on which Hotel operations should cease.

       DUE DILIGENCE PERIOD: The period of time commencing on the Effective Date and ending thirty (30) days thereafter.

       EFFECTIVE DATE: January 17, 2005.

       ESCROW AGENT: Bilzin Sumberg Baena Price & Axelrod LLP.

       ESCROW AGREEMENT: That certain Escrow Agreement to be entered into by and among the Partnership, the Partners and the Escrow Agent. The form of said agreement shall be appended as EXHIBIT C promptly after the Effective Date. The Partners have agreed that there will be no substantive terms of the Escrow Agreement which are in conflict with or otherwise inconsistent with the terms and intention of this Agreement.

       ESCROW RELEASE ACTIONS: Shall have the meaning set forth in the Escrow Agreement, all of which are to be ministerial in nature.

       ESCROW RELEASE CONDITIONS: Shall have the meaning set forth in the Escrow Agreement, which conditions shall include the following (and no others unless such conditions are solely ministerial in nature): (i) payment by Fortune of Tranche 1, Tranche 2, Tranche 3 and Tranche 4, (ii) satisfaction of the Existing Indebtedness either by payment or refinancing and the release of Sonesta from its obligations thereunder, (iii) all documents that are contemplated to be entered into by the parties hereto prior to the Escrow Release Date shall have been agreed upon, either

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voluntarily or by binding arbitration, and (iv) all other conditions required by this Agreement for the release of the Escrowed Items shall have been satisfied and all actions shall have been performed by the applicable parties hereto.

       ESCROW RELEASE DATE: The earlier of (i) the fifth (5th) Business Day after the date on which the Fortune Partners provide written notice of their election not to proceed with the transactions described herein, which notice must be provided in accordance with Subsection 4.4(a)(3) and Section 17.3 below, or (ii) the date on which the Escrow Release Conditions have been satisfied.

       ESCROWED ITEMS: Shall mean collectively, (i) the Conveyance Documents,
(ii) the Ancillary Agreements, and (iii) Tranche 1, Tranche 2, Tranche 3 and Tranche 4 of the Fortune Partners' Initial Capital Contributions, each of which are to be deposited with the Escrow Agent in accordance with the terms of
Section 5.1(a) of this Agreement.

       EXCESS DEVELOPMENT AND CONSTRUCTION OVERRUNS: All costs incurred in achieving Project Completion (including without limitation any fines or penalties) in excess of one hundred fifteen percent (115%) of the aggregate expenditures (including contingencies) set forth in the Construction Loan Budget, provided however, costs incurred in connection with the Project which arise from any of the following shall not be deemed to give rise to Excess Development and Construction Overruns (i) changes in the scope of the Project which are acceptable to both the Fortune Partners and Sonesta, (ii) delays to the extent caused by or increased costs attributable to any acts of Sonesta, or any of Sonesta's Affiliates, Related Parties, agents, directors, employees, and representative, (iii) Force Majeure, or (iv) excess costs incurred with respect to the payment of sales commissions as a result of increased sales prices provided that such commissions are not in excess of the amounts described in the Listing Agreement.

       EXCESS FINANCING COSTS: Shall mean the sum of (a) that portion of the interest expense of the Partnership for each period in which the drawn down portion of the Non-Construction Loan Indebtedness exceeds Thirty-Nine Million Dollars ($39,000,000.00) and which is attributable to such excess, plus (b) the portion of the costs incurred in connection with obtaining, negotiating and closing all Non-Construction Loan Indebtedness which are either (I) agreed by the Partners, or (II) in the absence of such an agreement, equal to the product of (i) all such costs described in

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clause (b) incurred by the Partnership as a result of such Non-Construction Loan
Indebtedness (but only to the extent such costs would not otherwise have been incurred had the Non-Construction Loan Indebtedness not been in excess of the Indebtedness Threshold), and (ii) a fraction, the numerator of which is the excess of (x) the total Non-Construction Loan Indebtedness, over (y) Thirty-Nine Million Dollars ($39,000,000.00) and the denominator of which is the total Non-Construction Loan Indebtedness.

       EXCESS INDEBTEDNESS: Shall have the meaning set forth in Subsection 5.2(a)(ii).

       EXISTING INDEBTEDNESS: Shall have the meaning as set forth in Subsection 4.4(c)(2).

       EXISTING INDEBTEDNESS BALANCE: Shall have the meaning as set forth in Subsection 4.4(c)(2).

       FISCAL YEAR: The fiscal year of the Partnership, which shall be the calendar year.

       FORCE MAJEURE shall mean an act of God (including but not limited to hurricanes), war, enemy action, civil insurrection, or substantial labor dispute (including strike or lockout) which is beyond the reasonable control of the Fortune GP and has a demonstrable material adverse economic and/or timing effect on the ability of the Fortune GP to procure necessary goods or services, Governmental Requirements not foreseeable on the date of execution of this Agreement, fire, casualty, act of terrorism or any other act or circumstance beyond the reasonable control of the Fortune GP for which no blame or fraud can be imputed and which has a demonstrable material adverse economic and/or timing effect on the ability of the Fortune GP to procure necessary goods or services.

       FORTUNE EXCESS BALANCE: Shall have the meaning as set forth in Subsection 6.1(b)(2).

       FORTUNE PARTNERS: The Fortune GP and the Fortune LP. Any amount payable or otherwise allocable to or from the Fortune Partners hereunder shall, unless specifically indicated herein to the contrary, be paid to or from the Fortune GP and the Fortune LP pro rata in accordance with their respective Percentage Interests.

       GENERAL PARTNER: Fortune GP or any successor General Partner appointed in accordance with the terms of this Agreement.

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       GOVERNMENTAL AUTHORITY: Any federal, state, county, municipal or other governmental department or quasi governmental/citizens group, entity, authority, commission, board, bureau, court, agency or any instrumentality of any of them.

       GOVERNMENTAL REQUIREMENT: Any law, enactment, statute, code, ordinance, rule, regulation, judgment, decree, writ, injunction, permit, certificate, license, authorization, agreement, or other direction or requirement of any Governmental Authority existing on the date on which the applicable Governmental Requirement must be satisfied.

       GROSS ASSET VALUE: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

              (1) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner;

              (2) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall not be made if the General Partner reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

              (3) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

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              (4)    The Gross Asset Values of Partnership assets shall be
                     increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) and Section 6.2 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (4) to the extent that the General Partner determines that an adjustment pursuant to subsection (3) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (4).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (1), (2) or (4) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

       GROSS REVENUE: The gross revenue of the Partnership arising from the ordinary course of the Partnership's business, including, prior to the date on which the Hotel is demolished, only the gross revenue derived by the Partnership (as opposed to by the Hotel Manager) under the Interim Lease, if any, will be gross revenue of the Partnership (the Partners acknowledge that Gross Revenue attributable to the Hotel operations prior to the Cessation Date shall be the property of the Hotel Manager as provided in the Interim Lease, as more fully described in Subsection 8.7 below, and shall not constitute Gross Revenues of the Partnership). Gross Revenue shall include Capital Contributions and the proceeds of loans, and shall also include any property insurance or condemnation proceeds unless such proceeds are being used to rebuild or restore the Project or repay indebtedness encumbering the Project.

       HOTEL: That certain two hundred ninety four (294) room hotel currently operated by Sonesta on the Land under the name Sonesta Beach Resort Key Biscayne on the Land.

       HOTEL MANAGER: Sonesta or its Affiliate which is retained as the manager of the Hotel during the Interim Hotel Operating Period.

       HOTEL OPENING DATE: The date upon which Project Completion has occurred.

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       HOTEL SHUTDOWN PAYMENTS: The sum of One Hundred Twenty-Five Thousand
Dollars ($125,000.00) per month, or a prorated amount for partial months, which will be paid to Sonesta, in arrears, on the thirtieth (30th) day of each month commencing with the month in which the Hotel is closed to guests pursuant to the Cessation Notice and continuing until the Hotel Opening Date; provided however that notwithstanding anything to the contrary contained herein, in no event shall the Hotel Shutdown Payments commence earlier than June 30, 2006.

       INDEBTEDNESS THRESHOLD: Forty-Five Million Dollars ($45,000,000.00).

       INDEMNITEES: Shall have the meaning as set forth in Section 16.5.

       INDEMNITOR: Shall have the meaning as set forth in Section 16.5.

       INITIAL CAPITAL CONTRIBUTIONS: The amount initially required to be contributed to the capital of the Partnership by a Partner pursuant to Sections 5.1(a) and 5.1(b) below.

       INSPECTIONS: Shall have the meaning set forth in Subsection 4.4(a)(1).

       INTERIM LEASE: That certain Interim Lease pursuant to which lease Sonesta or an Affiliate of Sonesta shall lease the Hotel from the Partnership during the Interim Hotel Operating Period. The form of the Interim Lease will be in accordance with the terms attached hereto as EXHIBIT D, will be agreed to by the parties thereto during the Due Diligence Period, and which form of agreement, once finalized, will be appended hereto as EXHIBIT D. The Interim Lease will be executed by the parties thereto at the end of the Due Diligence Period and will be deposited with the Escrow Agent as an Escrowed Item.

       INTERIM HOTEL OPERATING PERIOD: The period of time prior to the Cessation Date, during which the Hotel shall be leased by the Partnership to an Affiliate of Sonesta pursuant to the Interim Lease.

       LAND: The approximately 10.6 acre parcel of land (the "REALTY") described in EXHIBIT E attached hereto, located on Key Biscayne, in Miami-Dade County, Florida on which the Hotel is operated, together with Sonesta's interest in and to the following property and rights:

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       (1)    All strips and gores of land lying adjacent to the Realty, together with all easements, privileges, rights-of-way, riparian and other water rights, lands underlying any adjacent streets or roads, and appurtenances pertaining to or accruing to the benefit of the Realty.

       (2) All deposits, licenses, permits, authorizations, approvals and contract rights pertaining to ownership and/or operation of the Hotel and/or the Project including the Contracts.

       (3) The existing telephone number(s) for the Hotel (which the Partners agree shall be the phone number for the hotel to be contained within the New Development), general intangible rights pertaining to the ownership and/or operation of the Hotel and/or the Project and brochures and other sales materials (expressly excluding, however, any rights to the name "Sonesta" and any related Sonesta intellectual property).

       (4) All general intangible rights pertaining to the ownership and/or operation of the Hotel and/or the Project (expressly excluding the name Sonesta and any related Sonesta intellectual property).

       (5) All architectural and engineering plans and specifications, surveys and drawings in connection with the Hotel and/or the Project and the improvements to be constructed thereon.

       LIMITED PARTNERS: Fortune LP and Sonesta and any permitted successors and assigns thereto and any additional limited partners admitted to the Partnership in accordance with the terms of this Agreement.

       LISTING AGREEMENT: That certain Listing Agreement to be entered into by and between the Partnership and Fortune Development Sales Corp., pursuant to which Fortune Development Sales Corp. shall be retained as the exclusive sales agent for the Partnership, as described therein, and shall be paid a listing fee in connection with bona fide third party sales of 2.75%, which agreement shall be agreed upon by the parties thereto by no later than the end of the Due Diligence Period and, once finalized, will be appended hereto as EXHIBIT F. The Listing

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Agreement will be executed by the parties thereto at the end of the Due
Diligence Period and will be deposited with the Escrow Agent as an Escrowed Item. The Listing Agreement will provide, without limitation, that the Partnership shall have the option to terminate it in the event that the Fortune Partners cease to Control at least forty (40%) percent of the Percentage Interests in the Partnership.

       LONG TERM MANAGEMENT AGREEMENT: That certain long term hotel management agreement between Hotel Manager and the Partnership pursuant to which the Hotel Manager, or an affiliate, shall operate the New Hotel following the redevelopment contemplated as part of the Project, which agreement shall include the terms set forth in the term sheet attached hereto as EXHIBIT G and which agreement shall be agreed upon by the parties thereto by no later than the Escrow Release Date, the initial draft of which shall be provided by Sonesta during the Due Diligence Period, and, once finalized, will be appended hereto as EXHIBIT G.

       MAJOR DECISIONS: Shall have the meaning set forth in Section 8.1(b).

       MILESTONES: Those specific benchmarks set forth in EXHIBIT H.

       NET CASH FLOW: Commencing on the date of execution of this Agreement, Net Cash Flow shall mean the Gross Revenue for an applicable period less the Current Operating Expenditures for the same period.

       NET DEFICIT: A Net Deficit shall arise when the funds of the Partnership are insufficient to pay (i) all expenses relating to the development and construction of the Project, (ii) all expenses relating to the sale, operation, marketing and management of the Project actually incurred and currently due by the Partnership, including, without limitation, insurance, real estate taxes, utilities, salaries, costs of maintenance, cleaning, and costs of repairs, (iii) current debt service payments and similar obligations of the Partnership in respect of the Project or the Partnership and (iv) satisfying any current indebtedness of the Partnership (whether secured or unsecured).

       NEW DEVELOPMENT: Shall have the meaning attributed to it in Section 4.4(e) of this Agreement.

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       NEW HOTEL: Shall mean the hotel component of the New Development to be operated by a Sonesta Affiliate pursuant to the Long Term Management Agreement.

       NON-ARBITRABLE MATTERS: The Major Decisions set forth in Subsections 8.1(b)(5), 8.1(b)(6), 8.1(b)(7), 8.1(b)(8), 8.1(b)(10), 8.1(b)(11), 8.1(b)(13),
8.1(b)(22), and 8.1(b)(29). It is the intention of the Partners that either Partner may prevent Non-Arbitrable Matters from being arbitrated.

       NON-CONSTRUCTION LOAN INDEBTEDNESS: The aggregate of the Bridge Loan and any other indebtedness secured by a mortgage or mortgages encumbering the Property and incurred by the Partnership prior to the closing of the Construction Loan. In no event may the principal amount of the Non-Construction Loan Indebtedness outstanding at any time and from time to time exceed Sixty Million Dollars ($60,000,000.00) without the consent of Sonesta.

       PARTNERS: The General Partner and the Limited Partners.

       PARTNERSHIP: The limited liability partnership described by this Agreement.

       PARTNERSHIP INTEREST: All the right, title and interest of a Partner in the Property, the Project and the Partnership, as the same may vary from time to time pursuant to the terms of this Agreement, including the rights of a Partner to a return of its Capital Contributions, a distribution of the Partnership's Property and all other rights under or interest in this Agreement and the Property.

       PERCENTAGE INTEREST: The ultimate percentage interest of the Partners in the profits and losses of the Partnership. The Percentage Interest of Fortune GP shall be one percent (1%) as a General Partner, the Percentage Interest of Fortune LP shall be forty nine percent (49%) as a Limited Partner, and the Percentage Interest of Sonesta shall be fifty percent (50%) as a Limited Partner, none of which shall be subject to change.

       PERMITTED EXCEPTIONS: The title exceptions to be set forth in EXHIBIT I attached hereto. The Permitted Exceptions shall be mutually agreed to by the Partners promptly following the Effective Date.

       PERMITTED OPPORTUNITY: Shall have the meaning set forth in Section
4.1(e).

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       PERMITTED TRANSFEREES: Shall have the meaning as set forth in Section
11.3.

       PERMITTED VARIANCE: With respect to the matters contained in the Budget (including any revised or amended Budget adopted in accordance with the terms of this Agreement) when (a) the aggregate expenditures in any line item does not exceed one hundred ten percent (110%) of the amounts previously approved for such line item and (b) the aggregate expenditures by the Partnership do not exceed one hundred five percent (105%) of the total aggregate amount contained in such Budget.

       PERSON: Any individual, partnership, firm, corporation, trust, limited liability company or other entity, association or organization.

       PRE-DEVELOPMENT ACTIVITIES: Those activities necessary to develop, sell and construct the Project and related infrastructure on the Property, including without limitation, licensing, permitting, arranging for appropriate financing, coordinating selling efforts, obtaining zoning, entitlements, mapping, and approvals, contracting engineers, architects, contractors and consultants to begin all working construction drawings and shop drawings, and performing other construction, management and consulting activities relating thereto.

       PRE-DEVELOPMENT PERIOD: The period during which the Hotel shall continue to be operated on the Land pursuant to the Interim Lease.

       PRESENTING PARTNER: Shall have the meaning set forth in Subsection
4.1(e).

       PROFITS AND LOSSES: For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

              (1) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this subsection shall be added to such taxable income or loss;

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              (2)    Any expenditures of the Partnership described in Code
                     Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this subsection shall be subtracted from such taxable income or loss;

              (3) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Subsections (2) or (3) of the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

              (4) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

              (5) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

              (6) Notwithstanding any other provision of this subsection, any items which are separately allocated pursuant to Section
                     6.2 hereof shall not be taken into account in computing Profits or Losses.

       PROJECT: (i) The development and construction on the Land of a luxury resort facility to be composed of such components as the Partners mutually agree, provided that unless otherwise expressly agreed to by the Partners such components shall include at a minimum: (a) three hundred fifty (350) hotel keys (including lockouts)(each hotel room being not less than approximately 500 square feet), 25,000 square feet of meeting space, two full service restaurants and one upscale cafe and two swimming pools and related lounge areas; together with hotel

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shops, spa, support space, parking and related amenities and commercial/retail space, and (b) the maximum permissible number of residential condominium units, as well as such other facilities as are agreed to by the Partners and are reflected in the approved plans and specifications; and (ii) the marketing and sale of the condominium and any non-condominium parcels or real property on the Land. Notwithstanding the Partners' inability to definitively agree, upon execution of this Agreement, on all components of the Project, the Partners have agreed that, subject to applicable Governmental Requirements, in all events, the Project shall include those components included in clause (a) above.

       PROJECT COMPLETION: Shall be deemed to occur on the date (i) the Project has been completed (including the installation of hotel furniture, fixtures and equipment) in accordance with the plans and specifications therefor approved by the Partners, subject to only punch-list items, (ii) a final certificate of occupancy or equivalent approval has been issued by a Governmental Authority permitting occupancy of substantially all of the Project and the operation thereof for its intended purpose, and (iii) all material permits and licenses necessary to operate the New Hotel have been received from applicable Governmental Authorities.

       PROJECT COSTS: All direct and indirect costs shown on the Budget and actually incurred by the Partnership (including the value of the Land, which for this purpose shall be as reflected in the Budget).

       PROJECT STANDARD: Project Standard refers to that quality of design and construction established pursuant to the plans and specifications for the Project approved by the Partners, which shall be at or above the standard of design and construction used at the Ritz-Carlton (Key Biscayne) and Four Seasons (Miami).

       PROPERTY: The Land, the Hotel and the Project, as applicable.

       PURCHASED LAND: An undivided one-third (1/3rd) interest in the Land which is being purchased by the Partnership pursuant to the Realty Purchase Agreement.

       QUALIFIED ARBITRATOR: Means an independent consulting firm or individual who is well respected in South Florida or nationally and who or which is qualified by experience and ability with respect to the subject matter being arbitrated, appointed in each instance by agreement of the

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parties or, failing agreement, each party shall select one (1) such consulting firm or individual and the two (2) respective firms and/or individuals so selected shall select another such consulting firm or individual to be the Qualified Arbitrator, and in the event that such firms and/or individuals do not select another such consulting firm or individual within fifteen (15) days of the date they first confer on the subject, either party shall be authorized to request that the American Arbitration Association designate the individual to serve as the Qualified Arbitrator.

       REALTY PURCHASE AGREEMENT: The agreement between Sonesta and the Partnership pursuant to which the Partnership shall purchase the Purchased Land, in a form containing the salient terms set forth on EXHIBIT K hereto and which agreement, which shall be agreed upon by the parties by no later than the end of the Due Diligence Period and, once finalized, will be appended hereto as EXHIBIT K.

       REASONABLE AND CUSTOMARY EFFORTS: Shall mean that the Person in question shall do all acts and take all steps that would be done and taken by reputable and experienced development, management and/or condominium sales Persons, as applicable, of properties similar to the Project in South Florida.

       RECIPIENT PARTNER: Shall have the meaning set forth in Subsection 4.1(e).

       RELATED OPPORTUNITY: Shall have the meaning set forth in Subsection
4.1(e).

       RELATED PARTY: When used with reference to any Person, (i) an Affiliate of such specified Person (ii) an officer, director, general partner or trustee of, or a Person who serves in a similar capacity with respect to, the specified Person, (iii) any Person in which the specified Person owns, directly or indirectly, any class of equity securities or in which the specified Person or entity has a beneficial interest; provided that this provision shall not apply to the ownership of equity securities or beneficial interests in a Person if such securities or beneficial interests were acquired solely as an investment of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as neither such specified Person nor any Affiliate of such specified Person is a member of any control group (within the

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meaning of the rules and regulations of the Securities and Exchange Commission)
of any such issuer (iv) any relative or spouse of the specified Person, or (v) any trust created by the specified Person for the benefit of such Person's spouse or children.

       REPRESENTATIVES: The persons designated from time to time by the Partners to represent their respective interests in all matters requiring the consent or approval of the Partners, as such persons may vary from time to time. The initial Representative of the Fortune Partners shall be Edgardo Defortuna, and the initial Representative of Sonesta shall be Roger Sonnabend. Each Partner may, upon written notice to other Partners at any time and from time to time, appoint, substitute and replace a Representative. The written statements or representations of a Representative shall be deemed to be the authorized statements and representations of the Partner represented, and the other Partners shall be entitled to rely upon such statements and representations as being the statements or representations of the Partner represented. Any representative may resign for any reason whatsoever; provided, however, that such resignation shall only be effective upon the earlier to occur of: (i) ten
(10) days from the mailing of written notice to each Partner informing each Partner of such intention, or (ii) the appointment of a successor representative by the Partner who appointed the resigning representative, which appointment shall be in such Partner's sole discretion. A representative may be removed at any time, without cause; provided, however, that such representative may only be removed by the Partner who initially appointed him as a representative. In such event, the Partner who initially appointed the removed representative may appoint a successor representative.

       RESTRICTED PERIOD: Shall have the meaning set forth in Subsection 4.1(d).

       SALES AND MARKETING PLAN: Shall mean the plan for the marketing and sale of condominium units more particularly described in Section 4.4(f) of this Agreement.

       SALES OFFICE: The sales center for the Project.

       SONESTA EXCESS BALANCE: Shall have the meaning set forth in Subsection 6.1(b)(iii).

       SONESTA GUARANTEED AMOUNT: An amount to be paid by the Fortune Partners to Sonesta, if at all, immediately prior to the liquidation of the Partnership, if, as a result of aggregate distributions made by the Partnership to Sonesta pursuant to Section 7.1 and Section 7.2, Sonesta's Unreturned Capital has not been reduced to zero. In such event, the Fortune Partners

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shall pay to Sonesta an amount equal to the difference between (i) the amount
Sonesta would have received pursuant to Sections 7.1 and 7.2 if the Existing Indebtedness had been satisfied by a Capital Contribution made by the Fortune Partners, and (ii) the amount actually received by Sonesta pursuant to Sections
7.1 and 7.2. The operation of this definition is illustrated on SCHEDULE SGA attached hereto.

       SONESTA INTERNATIONAL: Shall mean Sonesta International Hotels Corporation, a New York corporation.

       SONESTA LICENSE AGREEMENT: Shall mean the agreement described in Section 8.5(f) below.

       SONESTA PREFERRED DISTRIBUTION: An amount payable to Sonesta pursuant to
Article 7 in an amount equal to the Excess Financing Costs.

       SUBORDINATED CAPITAL: Means the amount contributed by the Fortune Partners as Additional Capital Contributions necessary to fund any Excess Development and Construction Overruns.

       SUBORDINATED RETURN: An amount payable to Sonesta pursuant to Article 7 in the event that there are Excess Development and Construction Overruns which amount is equal to twenty-five percent (25%) of the amount of the Excess Development and Construction Overruns.

       TARGET FINAL BALANCES: Shall have the meaning as set forth in Subsection 6.2(k).

       TRANCHE 1: Shall have the meaning set forth in Subsection 5.1(a)(i).

       TRANCHE 2: Shall have the meaning set forth in Subsection 5.1(a)(ii).

       TRANCHE 3: Shall have the meaning set forth in Subsection 5.1(a)(iii).

       TRANCHE 4: Shall have the meaning set forth in Subsection 5.1(a)(iv).

       TRANSFER: The assignment, transfer, sale, hypothecation, mortgage, pledge or encumbrance, directly, indirectly, by operation of law, or otherwise, of a Partnership Interest.

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

       UNPAID SONESTA PREFERRED DISTRIBUTION: With respect to Sonesta, as of any given time, the excess of the Sonesta Preferred Distribution over all distributions to Sonesta in payment thereof pursuant to Sections 7.1(c) or 7.2.

       UNPAID SUBORDINATED CAPITAL: At any given time, the excess of the Subordinated Capital over all distributions made to the Fortune Partners in repayment thereof pursuant to Sections 7.1(f) or 7.2.

       UNPAID SUBORDINATED RETURN: With respect to Sonesta, as of any given time, the excess of Sonesta's Subordinated Return over all distributions to Sonesta in payment thereof pursuant to Sections 7.1(e) or 7.2.

       UNRETURNED CAPITAL: With respect to any Partner, at any given time, the excess of its Capital Contributions over all distributions made to such Partner pursuant to Section 7.1(a) and Section 7.1(b) in the case of Sonesta (including by reason of Section 7.2) and Section 7.1(d) in the case of the Fortune Partners (including by reason of Section 7.2).

       1.2    CERTAIN OTHER TERMS. In this Agreement, unless otherwise specified
(a) singular words include the plural and plural words include the singular; (b) words which include a number of constituent parts, things or elements, including the terms "Hotel," "Property" and "Project" shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all such constituent parts, things or elements as a whole; (c) words importing any gender include the other gender; (d) references to any Partner include such Partner's permitted successors and assigns; (e) references to any statute or other law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (f) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications, or supplements to such agreement or document; (g) the words "include" and "including" and words of similar import, shall be deemed to be followed by the words "without limitation"; (h) the words "hereto", "herein", "hereof", "hereunder" and words of similar import, refer to this Agreement in its entirety; (i) references to Articles, Sections, Subsections, paragraphs, Schedules and Exhibits are to the Articles, Sections, Subsections, paragraphs, Schedules and Exhibits of this Agreement; (j) numberings and headings of Articles, Sections,

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Subsections, paragraphs, Schedules and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement; and (k) all Schedules and Exhibits to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Schedules and Exhibits.

       1.3 ACCOUNTING TERMS. Unless otherwise specified, (a) all accounting terms used herein shall be interpreted, (b) all accounting determinations hereunder shall be made, and (c) all financial statements required to be delivered hereunder shall be prepared, in accordance with United States generally accepted accounting principles as in effect from time to time, consistently applied.

       1.4 SCHEDULES AND EXHIBITS. The parties acknowledge that they are executing this Agreement at a time when all of the required Schedules and Exhibits have either not been prepared, have not been finalized or have not been finally agreed to. Notwithstanding anything herein to the contrary, and subject always to the provisions of Section 4.4(b)(4), the parties agree to use their good faith best efforts to prepare all such Schedules and Exhibits within the time periods set forth in this agreement or, in the absence of a specific time period, as promptly as possible.

                                    ARTICLE 2

                            FORMATION OF PARTNERSHIP

       2.1 FORMATION; ADMISSION OF PARTNERS. The Partners hereby acknowledge the formation of the Partnership as a limited liability limited partnership designated SBR-Fortune Associates, LLLP. for the purposes and scope set forth herein. In the event of any conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall control to the fullest extent permitted by applicable law.

       2.2 NAME. The business and affairs of the Partnership shall be conducted solely under the name "SBR-Fortune Associates, LLLP" and such name shall be used at all times in connection with the Partnership's business and affairs; provided that for all periods during which

                                                                              98
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the Hotel is continued to be operated under the Interim Lease, it shall be operated under the "Sonesta Beach Resort Key Biscayne" name. The General Partner shall, on behalf and in the name of the Partnership, execute such assumed or fictitious name certificates as may be desirable or required by law to be filed in connection with the formation of the Partnership and shall cause such certificates to be filed in all appropriate public records.

       2.3 CERTIFICATES AND DOCUMENTS. The General Partner agrees to execute and timely file, record and, to the extent required by law, publish, such certificates and other documents and to take such other acts, as may be necessary or appropriate to comply with the requirements of the Act for formation, continuation and operation of the Partnership.

       2.4 PRINCIPAL OFFICES. The Partnership's principal offices shall be located at 1300 Brickell Avenue, Miami, Florida 33131 or such other location in Miami-Dade County as the General Partner may determine from time to time.

                                    ARTICLE 3

                                      TERM

       The Partnership commenced on the date the Certificate of Limited Partnership was filed with the Florida Secretary of State and shall continue until terminated as provided in Article 10.

                                    ARTICLE 4

                      PURPOSE AND POWERS OF THE PARTNERSHIP

       4.1    PURPOSE.

              (a) The purpose of the Partnership shall be to:

                     1. acquire the Land in accordance with the terms hereof and the Realty Purchase Agreement (assuming all conditions precedent set forth in such agreements have been satisfied);

                     2. pursue the Project (including permitting the Hotel Manager to continue to operate the Hotel under the Interim Lease until the Designated Hotel Closing Date);

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

                     3. prepare the site and construct improvements upon, market and sell, and otherwise act with respect to all or any part of the Property; and

                     4. engage in such other activities as are reasonably incidental to the purpose and business of the Partnership set forth in this
Section 4.l(a).

Notwithstanding anything to the contrary contained herein, the Partners recognize and agree that the Hotel will be operated during the Interim Hotel Operating Period by the Hotel Manager as further described in Section 4.4 of this Agreement.

Except by the decision of all of the Partners, evidenced in writing, the Partnership shall not engage in any other business or activity.

              (b) In no event shall this Agreement be held or construed to imply the existence of a partnership among the Partners with regard to matters, trades or businesses or enterprises outside the scope of this Partnership, and no Partner shall have any power or authority under this Agreement to act as the partner, agent or representative of any other Partner with regard to any matter beyond the scope of this Partnership.

              (c) The General Partner shall be required to manage the Partnership as its sole and exclusive function and may not have other business interests or engage in the making or management of other investments or in any other activities in addition to those relating to the Partnership.

              (d) Each Partner covenants and agrees, and acknowledges that it is a material inducement to the other Partners in entering into this Agreement, that such Partner shall not, directly or indirectly, engage in the development, ownership, operation or management of a hotel, condominium hotel or fractional ownership resort within the Village of Key Biscayne until the earlier of (i) two years from the Hotel Opening Date, or (ii) the date on which eighty-five (85%) percent of the hotel condominium units for the Project are conveyed to third parties (such period, the "RESTRICTED PERIOD"), other than pursuant to this Agreement, either for such Partner's own account, as a partner, joint venturer, employee, agent or independent contractor of any person or entity, through any Affiliate, as an officer, director or shareholder of any corporation or otherwise. Notwithstanding the foregoing, this Section 4.1(d) shall not apply to either (y) the

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acquisition solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as such Partner or any Related Party of such Partner is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission) of any such issuer, or (z) a Permitted Opportunity (as such term is defined in Subsection 4.1(e) below). Without limiting the generality of the foregoing and except as limited by the provision of this
Section 4.1(d) and by Section 4.1(e), each Partner recognizes that the Limited Partners and their Affiliates (other than the General Partner) each may and do have other business interests and that each may and will engage in the making or management of other investments consistent with such interests, including, without limitation, investing in, owning, operating, transferring, leasing and otherwise using real property and interests therein for profit, and engaging in any and all activities related or incidental thereto and neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to any other ventures or activities in which any Limited Partner or its Affiliates are involved or to the income or proceeds derived therefrom. Except as limited by the provision of this
Section 4.1(d) and by Section 4.1(e), the pursuit of other ventures and activities by each Limited Partner or its Affiliates (other than the General Partner), even if competitive with, or adverse to, the business of the Partnership is hereby consented to by all other Partners and shall not be deemed wrongful or improper under this Agreement. Subject to this paragraph and Section 4.1(e), no Partner or its Affiliate shall be obligated to present any particular investment opportunity to the Partnership or to any other Partner, even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each Partner and each Affiliate shall have the right to take for its own account, or to recommend to others, any such particular investment opportunity.

              (e) Notwithstanding the foregoing provision, during the Restricted Period, each of the Fortune Partners and Sonesta (and their Affiliates) shall be obligated to present to the other Partners any opportunity such Partner may have with respect to the development of either the Grand Bay Beach Club property or the Silver Sands Hotel property (a "RELATED OPPORTUNITY").

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The Partner presenting the Related Opportunity (the "PRESENTING PARTNER") shall provide to the other Partner (the "RECIPIENT PARTNER") all materials and information within its possession which are relevant to the Related Opportunity (for this purpose, the Fortune Partners shall be treated as one partner). The Recipient Partner shall have a period of thirty (30) days from receipt of the above described information to elect to participate in the Related Opportunity. In the event the Partners elect to pursue the Related Opportunity, they shall do so in a newly formed limited partnership (or such other legal entity agreed by the Partners), which would be owned fifty percent (50%) by each of Sonesta and the Fortune Partners, all capital contributions shall be made and credit enhancements shall be provided fifty percent (50%) by each of Sonesta and the Fortune Partners and all decision making shall be made fifty percent (50%) by Sonesta and fifty percent (50%) by the Fortune Partners. In addition, each of the Presenting Partner and the Recipient Partner shall be required to deposit fifty percent (50%) of all required deposits, up to Two Million Dollars ($2,000,000.00) each, with their respective counsel within ninety (90) days of the date on which all relevant materials are submitted to the Recipient Partner. No further deposits or payments (in excess of Two Million Dollars ($2,000,000.00) each) shall be due prior to the end of the above described ninety (90) day period. In the event that the Recipient Partner elects not to participate in the Related Opportunity or in the event the Recipient Partner fails to post the required deposit, up to Two Million Dollar ($2,000,000.00), within the ninety (90) day period described above and the Presenting Partner does deposit such amount, then, in such event, the Presenting Partner shall be permitted to pursue the Related Opportunity for its own account (with or without third parties), the Recipient Partner shall have no rights to any of the revenues or profits derived therefrom, and in such event the Related Opportunity shall be deemed to be a "PERMITTED OPPORTUNITY." In the event the Presenting Partner fails to make the required deposit but the Recipient Partner makes the required deposit, then the Recipient Partner shall be permitted to pursue the Related Opportunity for its own account (with or without third parties), the Presenting Partner shall have no right to any of the revenues or profits derived therefrom, and in such event the Related Opportunity shall be deemed to be a "Permitted Opportunity." In the event neither the Presenting Partner nor the Participating Partner makes the required deposit within the ninety (90) day period described above, the restrictions of this Subsection 4.1(e) shall continue to apply with respect to each Related Opportunity.

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       4.2    POWERS. Subject to the Section 8.1(b) regarding Major Decisions, the Partnership is authorized to sell, hold, lease, own, mortgage, manage, encumber, transfer, exchange or otherwise convey and deal with the Property, or any portion thereof, enter into contracts and agreements, and to do all other things necessary or appropriate to carry out the purpose of the Partnership as set forth in Section 4.1 hereof.

       4.3 TITLE TO PARTNERSHIP PROPERTY. Legal title to the Property and all other assets acquired by the Partnership shall be taken and at all times held in the name of the Partnership, provided, however, prior to the satisfaction of the Escrow Release Conditions neither the Partnership nor the Fortune Partners shall have any legal or equitable interest in the Property or in the right of Sonesta or any Affiliate of Sonesta to operate, develop or redevelop the Property.

       4.4 SUMMARY OF TRANSACTION. In order to avoid any question or ambiguity, the Partners have agreed as follows:

              (a) DUE DILIGENCE PERIOD.

                     1. During the Due Diligence Period, Sonesta shall give the Fortune Partners, and their attorneys, engineers and other advisers, reasonable access to the Hotel premises and the Property and the books and records of Sonesta as they relate or pertain to the Property, including, but not limited to, all existing environmental reports, all documents relating to encumbrances and easements on the Property, and any documents relating to compliance with zoning regulations, and will permit the Fortune Partners and their advisers to make copies of such books and records and to conduct such examinations, surveys or other engineering due diligence respecting the Property that the Fortune Partners reasonably deem necessary, including, without limitation, a review of the environmental condition of the Property, the physical condition of the Property, land use, zoning and entitlement issues concerning the Property, title searches, and surveys (without limitation, the "INSPECTIONS"), provided that:

                     (i) All such due diligence shall be performed in a manner that the Partners believe in good faith will minimize the impact on the operation of the Hotel.

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                     (ii)   The Fortune Partners will obtain advance approval
from Roger Sonnabend (or such other person identified in writing by Roger Sonnabend or Sonesta to the Fortune Partners), for physical inspections of records or the Property which require entry onto the Land, such approval not to be unreasonably withheld, delayed or conditioned.

                     (iii) Any independent party that is to enter the Property and perform Inspections shall provide to Sonesta a certificate of insurance evidencing liability insurance, and if applicable, professional errors and omissions insurance, coverages in an amount equal to not less than $1,000,000 and reflecting Sonesta, the tenant pursuant to the Interim Lease and the Partnership as an additional insured with respect to any damage arising out of the Inspections.

                     (iv) Upon completion of any physical inspection or test, the Fortune Partners and their representatives shall restore the Property to substantially the same condition which existed prior to such inspection or test.

                     (v) To the extent permitted by applicable agreements with applicable third party providers (which the Fortune Partners shall in good faith seek to permit), copies of any report issued by a third party in connection with an Inspection shall be promptly provided to Sonesta, and all such due diligence shall be at the expense of the Fortune Partners and shall not be an expense of the Partnership. Notwithstanding the foregoing, in all events reports issued with respect to market and feasibility analysis, environmental and engineering aspects of the Project and the survey shall be provided to Sonesta.

                     (vi) All parties assisting the Fortune Partners with the Inspections or the due diligence shall agree to abide by the confidentiality provision set forth in Section 17.14 hereto and the Fortune Partners hereby indemnify Sonesta for any breach of such confidentiality

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requirement with respect to any such third party in the event that such third party does not sign a statement reasonably satisfactory to Sonesta in which such party agrees to abide by the confidentiality requirements.

                     2. During the Due Diligence Period, the Partners shall agree on various exhibits to this Agreement, as provided herein, and cause the same to be incorporated into this Agreement by Amendment hereto, as if contained on the Effective Date.

                     3. In the event the Fortune Partners elect, for any reason, during the Due Diligence Period to not proceed with the transactions contemplated by this Agreement, they shall provide written notice to Sonesta and to the Escrow Agent, in which event the Escrow Agent shall release the Escrowed Items in accordance with the Escrow Agreement and this Agreement, other than the provisions which expressly survive the termination hereof, shall thereafter be terminated without penalty to any of the Partners. In addition, in the event that the Fortune Partners terminate this Agreement pursuant to this provision, the Fortune Partners shall reimburse Sonesta for all of its documented reasonable out of pocket expenses incurred by Sonesta in connection with negotiating the transactions contemplated by this Agreement or in taking actions requested by either of the Fortune Partners, provided that the Fortune Partners shall have no obligation to reimburse Sonesta for such costs if the Fortune Partners elect not to proceed due to a material misrepresentation or material breach of this Agreement by Sonesta.

                     4. The Fortune Partners and Edgardo Defortuna, individually, by execution of this Agreement hereby agree to indemnify and hold harmless Sonesta, of, from and against any and all costs, losses, claims, damages, liabilities, expenses and other obligations (including, without limitation, reasonable attorney's fees and court costs) arising from, out of or in connection with or otherwise relating to the Inspections, including, without limitation, the entry by any one or more of the Fortune Partners and their agents, employees, contractors and other representatives in or upon the Property for the purposes of the Inspections. The foregoing indemnification obligations of the Fortune Partners and Edgardo Defortuna shall survive any expiration or termination of this Agreement.

              (b) ESCROW RELEASE; ESCROW RELEASE CONDITIONS; BREAKUP FEE.

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                     1. In the event that the Fortune Partners do not elect to
terminate this Agreement on or before the end of the Due Diligence Period, the Partners shall work diligently and in good faith to close the transactions described herein on the Escrow Release Date. In the event that the Escrow Release Conditions have not been satisfied within sixty (60) days of the end of the Due Diligence Period, either party may elect not to proceed with the transaction described herein by providing written notice to the other party and to the Escrow Agent, in which event the (i) Escrow Agent shall release the Escrowed Items in accordance with the terms of the Escrow Agreement, and (ii) this Agreement, other than the provisions which expressly survive the termination hereof, shall thereafter be terminated.

                     2. On the Escrow Release Date, the Escrow Agent shall take the Escrow Release Actions.

                     3. The Partners acknowledge that each of them will be investing substantial effort in pursuing the Project and that there are significant possible lost opportunities to each Partner as a result of pursuing the Project. In consideration of the foregoing, each Partner agrees that in the event that either Sonesta, on the one hand, or the Fortune Partners, on the other hand, fail to take those steps necessary to satisfy the Escrow Release Conditions and this Agreement has not been terminated during the Due Diligence Period, then in such event, (i) if Fortune fails to take the necessary steps, Fortune shall forfeit Tranche 1, Tranche 2 and Tranche 3 and (ii) if Sonesta fails to take the necessary steps, Fortune may bring an action for specific performance against Sonesta (the "BREAKUP CONSEQUENCE"), provided, however, that the Partner who benefits from the Breakup Consequence has complied with all of its material obligations as to the Escrow Release Conditions.

                     4. Notwithstanding anything else herein to the contrary, by their execution below, each of the Partners acknowledges their desire and intention that they be bound to consummate the transactions described herein in accordance with the terms of this Agreement. They further acknowledge that there are several agreements, including the Ancillary Agreements, which remain to be finalized between the date of execution of this Agreement and the Escrow Release Date, all of which will be based on the terms attached hereto in various exhibits. In the event that the terms of any such agreements can not be agreed to by the parties,

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in spite of their good faith efforts to do so, they agree that the sole recourse for their failure to agree shall be to submit the issues at question to arbitration as provided in Section 17.15 below; their failure to so agree shall not be grounds for failing to close the transactions described herein.

              (c) LAND ACQUISITION AND CONTRIBUTION.

                     1. The Partnership's closing of the acquisition of the Land will occur on the Escrow Release Date. The Land is comprised of the Purchased Land, which is being purchased by the Partnership from Sonesta pursuant to the Realty Purchase Agreement, and the Contributed Land, which is being contributed to the Partnership by Sonesta pursuant to Subsection 5.1(b) below. The Land will be acquired by the Partnership subject to and encumbered by the Existing Indebtedness described below and the other Permitted Exceptions.

                     2. The Partners have agreed to value the Land (being the aggregate of the Purchased Land and the Contributed Land), as of both the Effective Date and the Escrow Release Date, for the purpose of establishing Capital Accounts pursuant to this Agreement, at One Hundred Twenty Million Dollars ($120,000,000.00). As of the date of this Agreement, the Realty and the Hotel are encumbered by a mortgage securing that certain Consolidated and Renewed Promissory Note, dated May 30, 2000, by Sonesta in favor of SUNAMERICA LIFE INSURANCE COMPANY in the original face amount of $31,000,000 (the "EXISTING INDEBTEDNESS"), which indebtedness has an outstanding balance of approximately Thirty Million Dollars ($30,000,000.00). The Partners have agreed that the Purchased Land has a gross fair market value of Forty Million Dollars ($40,000,000.00), but because it is encumbered by one-third (1/3rd) of the Existing Indebtedness, the Purchased Land is being acquired by the Partnership pursuant to the Realty Purchase Agreement for a cash purchase price of Thirty Million Dollars ($30,000,000.00), subject to one-third (1/3rd) of the Existing Indebtedness. Pursuant to Subsection 5.1(b) below, Sonesta is contributing to the Partnership the Contributed Land, which the Partners have agreed has a gross fair market value of Eighty Million Dollars ($80,000,000.00), but which is subject to two-thirds (2/3rds) of the Existing Indebtedness, resulting in the Initial Capital Contribution of Sonesta being approximately Sixty Million Dollars ($60,000,000.00). As of the Escrow Release Date, the General Partner and Sonesta shall mutually determine and agree upon the aggregate amount of the unpaid principal balance and all

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accrued but unpaid interest on the Existing Indebtedness (such aggregate amount referred to as the "EXISTING INDEBTEDNESS BALANCE"). The Partners have agreed that the Initial Capital Contribution of Sonesta, shall be equal to Eighty Million Dollars ($80,000,000.00) reduced by the two-thirds (2/3rds) of the Existing Indebtedness Balance. The Partners acknowledge that Sonesta is not contributing to the Partnership the furniture, equipment and items of tangible personal property (including all art work) used or useful in connection with the Hotel, and title to such assets will remain with Sonesta.

                     3. On the Escrow Release Date the Fortune Partners shall cause the Existing Indebtedness to be repaid from the proceeds of either (i) a Capital Contribution by the Fortune Partners to the Partnership, or (ii) a Bridge Loan to the Partnership (which Bridge Loan shall permit Sonesta to be released from all obligations in connection with the Existing Indebtedness); the Fortune Partners having the sole discretion to elect either (i) or (ii) above. Any guarantees required to secure any Bridge Loan shall be provided by the Fortune Partners and/or Edgardo Defortuna. In the event that the Partnership undertakes a Bridge Loan to refinance the Existing Indebtedness, (i) the Partnership shall be required to pay the interest on such indebtedness; and (ii) the Partnership shall be required to pay the reasonable costs incurred in obtaining, negotiating and closing such financing. Any payments required to be made pursuant to or in settlement of the defeasance provisions contained in the documents evidencing and governing the Existing Indebtedness shall be satisfied as part of the satisfaction of the Existing Indebtedness and sums expended for that purpose shall be an expense of the Partnership and shall be funded through an Additional Capital Contribution by the Fortune Partners or from the proceeds of a Bridge Loan, as determined by the Fortune Partners. Any requirement of the documents evidencing or governing the Existing Indebtedness regarding the repayment of principal in connection with the hotel owned by an Affiliate of Sonesta in Cambridge, Massachusetts shall be satisfied by Sonesta International Hotels Corp., a New York corporation or other Affiliate of Sonesta and shall not be an obligation of the Partnership or the Fortune Partners.

              (d) INTERIM HOTEL OPERATIONS AND SHUTDOWN.

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                     1. Sonesta shall have the right to operate the Hotel
pursuant to the Interim Lease during the Interim Hotel Operating Period. Sonesta and the Fortune GP shall mutually agree on the appropriate date to cease operating the Hotel in order to develop the site for the Project if other than August 31, 2006 (the "DESIGNATED HOTEL CLOSING DATE") and the General Partner shall provide written notice (the "CESSATION NOTICE") to the Hotel Manager no less than ninety (90) days prior to the Designated Hotel Closing Date. Sonesta covenants and agrees to cause the Hotel Manager to discontinue operation of the Hotel on or before the Designated Hotel Closing Date provided the Cessation Notice is delivered at least ninety (90) days in advance of the Designated Hotel Closing Date. In addition, Sonesta shall take reasonable steps as may be necessary to assure that all Contracts affecting the Hotel (other than those specifically identified in writing by the General Partner) are terminated on or before the Designated Hotel Closing Date. Although the Partners acknowledge that it is their current contemplation that the Designated Hotel Closing Date will be August 31, 2006, they further acknowledge that such date may change (either earlier or later) and that the exact Designated Hotel Closing Date shall be as provided in the Cessation Notice or such earlier date as is determined by Sonesta. The Partners will work together, in good faith, to determine the appropriate Designated Hotel Closing Date (if to be other than August 31, 2006). On or before July 1 of each year (commencing July 1, 2005), the Fortune GP shall advise Sonesta whether it believes that demolition of the hotel will occur on or before June 1 of the following year. In the event that Fortune GP indicates in writing that it does not believe that demolition of the Hotel will occur on or before the next succeeding June 1, Sonesta shall be permitted to continue to operate the Hotel under the terms and conditions set forth in the Interim Lease, through the end of the applicable season (May 31).

                     2. The costs and expenses incident to the closing of the Hotel, which the Hotel Manager shall use its best efforts to minimize, including without limitation, the out of pocket costs associated with terminating contracts, as referred to above, any additional cost under Sonesta's defined benefit pension plan from the closing of the Hotel, employee severance payments, and all long and short term obligations of the Hotel including but not limited to notes payable and accrued vacation, shall be borne by the Partnership. Severance payments may include (i) four (4) weeks of severance compensation for each employee with more than one year of service plus one (1) week of severance compensation for each year of service (but not less

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than a minimum of 2 weeks of severance compensation for each employee), (ii) the retention, at pre-existing compensation levels, of up to ten (10) employees (all of whom shall remain as employees of Sonesta but whose compensation shall be funded by the Partnership), and (iii) such other severance arrangements as are commonly made by Sonesta or its Affiliates in other similar situations. Notwithstanding anything to the contrary contained herein, the aggregate costs to be paid or incurred by the Partnership incident to the closing of the Hotel, which Sonesta represents are described in this Subsection 3.3(d)(2), shall not exceed Four Million and No/100 ($4,000,000.00) Dollars.

                     3. In conjunction with the shutdown of the Hotel, Sonesta shall receive payments in the amount of one hundred twenty five thousand and No/100 ($125,000) Dollars for each month, and a prorated amount for partial months, from and after the Designated Hotel Closing Date and until the Hotel Opening Date (the "HOTEL SHUTDOWN PAYMENTS"). In the event that the Partnership shall have insufficient funds to pay the Hotel Shutdown Payments, the Fortune Partners shall provide Additional Capital Contributions pursuant to Section 5.2(a) to the extent necessary to provide the Partnership with the cash with which to make such payments. Notwithstanding anything to the contrary contained herein, in no event (and without regard to the actual date on which the Hotel ceases to operate) shall the first Hotel Shutdown Payment be due or payable on or before June 30, 2006.

              (e) NEW DEVELOPMENT.

                     1. The Partners presently contemplate that the Partnership will redevelop the Land after the Designated Hotel Closing Date as a luxury condominium hotel together with a possible luxury condominium ("NEW DEVELOPMENT"). By their execution of this Agreement the Partners agree that the New Development shall in all events be built in accordance with the plans and specifications approved by the Partners and the Project Standard and shall include a condominium hotel component consisting of at least three hundred fifty
(350) keys (including lockouts)(each hotel room being not less than approximately 500 square feet), with consent and approval rights vested in Sonesta as to any and all uses of the "Sonesta" or other names and marks. As to the hotel component thereof, the Fortune GP agrees that, unless otherwise agreed by Sonesta in its sole and absolute discretion, the Hotel Manager or another Affiliate of Sonesta

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will manage the hotel component of the New Development (the "New Hotel") under the Sonesta "brand" and pursuant to the Long Term Hotel Management Agreement which shall take effect at a date to be determined after the demolition and reconstruction of the existing Hotel upon the Property. Certain of the material terms of the Long Term Hotel Management Agreement shall be as set forth in EXHIBIT G, with the final agreement containing other customary terms and conditions for comparable hotel management agreements. The failure to agree on such terms shall be subject to arbitration as provided in Section 17.15 below. Sonesta or an Affiliate of Sonesta shall further be appointed by the Partnership as the manager of any condominium association for the condominium units within the New Development to the extent that the Partnership has the legal right to do so. Sonesta shall be paid management fees customary in the market for acting as the manager of such an association or associations.

              (f) SALES AND MARKETING ACTIVITIES. The Fortune GP shall be responsible for preparing a Sales and Marketing Plan for the Project that is satisfactory to Sonesta in its reasonable discretion. The costs and expenses expected to be incurred in implementing the Sales and Marketing Plan shall be included in the Budget, and the Sales and Marketing Plan shall include projected sales activity, key marketing strategies and other information reasonably requested by Sonesta.

              (g) SALE OF HOTEL LOT. The Partners acknowledge that the primary purpose for which the Partnership has been formed is to develop and sell residential condominium units (the "RESIDENTIAL UNITS") and to provide for the operation of a condominium hotel within the Project. The Project shall be a mixed use project to be comprised of residential condominium units which shall include at least three hundred fifty (350) hotel keys (including lockouts) and one or more additional parcels of real estate, which may or may not be condominium units, and which shall contain, as determined by the Fortune GP and Sonesta, public spaces, back of the house, restaurants, spas and athletic facilities, other recreational amenities, meeting space and facilities that will be used in connection with the operation of a hotel (whether one or more lots, the "ANCILLARY LOT"). By their execution below, the Partners agree to (i) consult on the structure of the condominium regime and other covenants and restrictions that would comprise the governance documents for the operation of the Project and to develop legal descriptions for the Ancillary Lot (which may be multiple condominium or non-condominium parcels) and the other

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condominium units; (ii) submit the Project to the governance regime, including the submission of a condominium filing with the Secretary of State of Florida;
(iii) form a new entity (the form of which (partnership, limited liability company or other form of entity) will be mutually determined by the Partners) which will be owned seventy percent (70%) by Sonesta (or Affiliates thereof) and thirty percent (30%) by the Fortune Partners (or Affiliates thereof), and (iv) sell to the newly formed entity described in (iii) above the Ancillary Lot for a sales price equal to Five Million and No/100 ($5,000,000) Dollars (it being agreed by the Partners that the determination of the fair market value of the Ancillary Units being difficult to value and highly speculative and the parties desiring to agree upon the price for such property at this time). At the election of the new entity, the purchase price shall be paid either (i) all cash at closing or (ii) 20% in cash and the remaining portion payable by negotiable promissory note in favor of the Partnership, which note provides for a term of three (3) years, with mandatory payments of principal and interest in amounts equal to the amounts distributable to the Partners pursuant to Section 7.1(g) hereof (whether directly or by virtue of the operation of Section 7.2) [which amounts shall be funded seventy percent (70%) by Sonesta (or Affiliates thereof) and thirty percent (30%) by the Fortune Partners (or Affiliates thereof)], and which note shall bear interest compounded annually at the applicable federal rate established under Code Section 1274(d) on the date of the closing. The sale of the Ancillary Lot shall be closed on such date subsequent to the date on which the Construction Loan has been repaid in full which is agreed to by Fortune GP and Sonesta. The Ancillary Lot will include all of the furniture, fixtures and equipment necessary to operate the New Hotel as reflected in the plans and specifications for the New Hotel agreed to by the Partners. Capital will be contributed to the new entity seventy percent (70%) by Sonesta and thirty percent (30%) by the Fortune Partners (or their Affiliates). Sonesta and the Fortune Partners (or their Affiliates) will enter into a partnership agreement, operating agreement or other similar such agreement containing provisions relating to the new entity in accordance with the terms of EXHIBIT K hereto.

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                                    ARTICLE 5

             CAPITAL CONTRIBUTIONS; PERCENTAGE INTERESTS; FINANCING

       5.1    INITIAL CAPITAL CONTRIBUTIONS.

              (a) The Fortune Partners (pro rata in accordance with their respective Partnership Interests) shall contribute the following amounts at the following times to be applied to their Initial Capital Contributions to the capital of the Partnership:

                     1. One Million Dollars ($1,000,000.00) on the Effective Date ("TRANCHE 1"), which shall be paid to the Escrow Agent;

                     2. Assuming this Agreement has not been terminated earlier pursuant to Subsection 4.5(b) above, Two Million Dollars ($2,000,000.00) on the first Business Day following the last day of the Due Diligence Period ("TRANCHE 2"), which shall be paid to the Escrow Agent;

                     3. Three Million Dollars ($3,000,000.00) on the thirtieth
(30th) day following the last day of the Due Diligence Period ("TRANCHE 3"). Tranche 3 shall be paid to the Escrow Agent; provided, however, that when Sonesta has complied with all of its obligations under the Escrow Agreement, the Escrow Agent shall be authorized to release the Tranche 3 payment to Sonesta; and

                     4. Twenty-Four Million Dollars ($24,000,000.00) on the sixtieth (60th) day following the last day of the Due Diligence Period ("TRANCHE 4"). Tranche 4 shall be paid to the Escrow Agent.

The Partners acknowledge that all sums contributed by the Fortune Partners pursuant to Subsection 5.1(a) shall be utilized by the Partnership to fund the cash payment required to be made by the Partnership pursuant to the Realty Purchase Agreement.

              (b) On the same day on which Tranche 2 is funded, Sonesta shall execute and deliver to the Escrow Agent all documents necessary to convey good title to the Contributed Land (and all rights related thereto, including without limitation, any development and

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appurtenant rights with respect to the Land, together with all necessary consents to their use by the Partnership) to the Partnership, subject only to the Permitted Exceptions and those liabilities to be set forth on SCHEDULE 5.1(b). The conveyance of the Contributed Land shall be evidenced by such documents of conveyance as are reasonably requested by the General Partner (which shall be in form and substance similar to those provided for in the Realty Purchase Agreement which are provided with respect to the Purchased
Land). The conveyance documents referred to above shall be released from escrow and recorded on the Escrow Release Date. Effective as of the Escrow Release Date, Sonesta shall receive a credit to its Capital Account in the agreed and stipulated amount of Eighty Million Dollars ($80,000,000.00) reduced by two-thirds (2/3rds) of the balance of the Existing Indebtedness, notwithstanding the fact that the Land will be encumbered by one hundred percent (100%) of the Existing Indebtedness.

       5.2    ADDITIONAL CAPITAL CONTRIBUTIONS; GUARANTEES; FINANCING.

              (a) (i) The Partners acknowledge that additional funds (in addition to those described in Subsections 5.1(a)-(b)) may be required in order for the Partnership to have sufficient equity to conduct the Pre-Development Activities on the Land, to satisfy the requirements for closing on a Construction Loan, to pay the Hotel Shutdown Payments and to fund the balance of the costs to complete the Project, including cost overruns in excess of the Budget. To the extent otherwise unavailable from third party lenders, Fortune shall fund such amounts (any such amount so funded referred to as "ADDITIONAL CAPITAL CONTRIBUTIONS") from time to time on or after the Escrow Release Date as required pursuant to and consistent with the Budget, or as otherwise may be required, and provided further that, subject to the other terms and conditions of this Agreement, Sonesta shall have no obligation to provide any additional funds to or for the benefit of the Project or the Partnership.

                     (ii) Notwithstanding anything to the contrary contained herein, if and to the extent that at any time prior to the closing of the Construction Loan, Fortune GP desires to cause the Partnership to encumber the Property with indebtedness of any kind or nature, including but not limited to the Bridge Loan, in an aggregate principal amount in excess of the Indebtedness Threshold (such excess, the "EXCESS INDEBTEDNESS"), as a condition to drawing down any such additional indebtedness the Fortune Partners must contemporaneously therewith

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make Additional Capital Contributions if and to the extent necessary so that the aggregate Capital Contributions made by the Fortune Partners while such Excess Indebtedness is outstanding is not less than the sum of (i) Thirty Million Dollars ($30,000,000.00) and (ii) the then funded Excess Indebtedness. In no event, however, shall the total amount of the total Non-Construction Loan Indebtedness incurred by the Partnership prior to the closing of the Construction Loan exceed Sixty Million Dollars ($60,000,000.00) without
Sonesta's prior consent.

              (b) To the extent any personal guarantees are required in order to obtain any institutional financing for the Project, then such guarantees shall be provided by Edgardo Defortuna or such other Affiliate of the Fortune Partners which is acceptable to the lender. Any payment made pursuant to a loan guaranty will be considered as an Additional Capital Contribution hereunder (by the Partner making such payment or by the Partner whose Affiliate made such payment). In addition, any payment to a lender in respect of prepayment of a loan or the settlement of the defeasance obligations and any similar payment required to be paid to the holder of the Existing Indebtedness or any other lender shall be treated as an expense of the Partnership, which amount if necessary (and if unavailable from third party lenders upon reasonable market terms and conditions) shall be funded by the Fortune Partners as an Additional Capital Contribution.

              (c) Except as provided in this Section 5.2 and Section 5.3 below, no Partner shall be required, nor entitled, to make (i) any Additional Capital Contributions, or (ii) any loans to the Partnership.

              (d) Notwithstanding anything to the contrary contained herein, in the event all or any portion a Net Deficit arises from or is attributable to the willful misconduct, fraud or gross negligence, or material breach of this Agreement by a Partner or an Affiliate thereof (collectively, the "RESPONSIBLE PARTNER") which is not cured by such Partner within the specified cure periods, then the Responsible Partner alone shall be required to fund all (or the applicable portion) of such amounts. Said amount shall not be treated as an Additional Capital Contribution or a loan; it shall be funded out of the Responsible Partner's funds and shall not be repaid or returned by the Partnership. For purposes of this Subsection 5.2(d) the following cure periods

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shall apply: (A) in the case of fraud, willful misconduct or gross negligence there shall be no cure period; and (B) in the case of material breach, the cure period is thirty (30) days following written notice of such matter from a Partner other than the Responsible Partner to all of the Partners, provided that if such matter is curable but the cure cannot be effected within such thirty
(30) day period, the cure period shall be extended for such additional period of time during which all reasonable efforts are being taken to effect such cure.

       5.3 FAILURE TO CONTRIBUTE ADDITIONAL CONTRIBUTIONS. (a) In the event that either (i) the Fortune Partners fail to make any Additional Capital Contribution required to be made by them pursuant to Section 5.2 (each, an "ADDITIONAL CAPITAL CONTRIBUTION DEFAULT") (excluding amounts required to be advanced by a Partner pursuant to Subsection 5.2(d) which in all events, must be made by the Responsible Partner), or (ii) either Sonesta or the Hotel Manager fail to pay and discharge all expenses, claims or amounts required to be paid by them pursuant to Section 8.7 below or the Interim Lease (the Partner failing to make the required Additional Capital Contribution or payment referred to as the "DEFAULTING PARTNER" and the other Partner referred to as the "NON-DEFAULTING PARTNER"; for this purpose, the Fortune Partners shall be treated as one Partner) and such failure remains unremedied for thirty (30) days following the date of receipt of written notice from the Non-Defaulting Partner, then in addition to the other rights and/or remedies as provided elsewhere in this Agreement, the amount which the Defaulting Partner failed to contribute shall be referred to as the "UNCONTRIBUTED AMOUNT" and the Non-Defaulting Partner shall provide written notice (the "DEFAULT NOTICE") to the Defaulting Partner of such default and of the Uncontributed Amount. In such event, the Non-Defaulting Partner shall decide by providing written notice to the Defaulting Partner whether or not to contribute the Uncontributed Amount. In all events, the amount so contributed by the Non-Defaulting Partner shall be treated initially as a recourse, demand loan by the Non-Defaulting Partner to the Defaulting Partner(a "DEFAULT FINANCING"), which Default Financing shall bear interest at the rate of fifteen percent (15%) per annum compounded annually from the date advanced until repaid. The interest shall accrue thereon from the date of the Non-Defaulting Partner's advance of the Default Financing until the occurrence of the earliest of the following events:

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                     (1)    the Default Financing is eliminated due to the
              payment by the Defaulting Partner to the Non-Defaulting Partner of an amount equal to the Default Financing plus interest accrued thereon to the date of payment;

                     (2) the satisfaction of the Default Financing plus interest accrued thereon as the result of distributions made pursuant to Section 7.4 hereof; or

                     (3) the Non-Defaulting Partner elects to purchase the Defaulting Partner's Partnership Interests pursuant to Subsection 5.3(b) below.

       Upon the occurrence of any such events, the Default Financing shall be deemed to have been satisfied and discharged. In no event shall any agreed to or actual exaction charged, reserved or taken as an advance or forbearance as consideration for a Partner making a Default Financing exceed the limits (if any) imposed or provided by the law applicable from time to time to the Default Financing for the use or detention of money or for forbearance in seeking its collection; any Partner providing the Default Financing hereby waives any right to demand such excess.

       (b) In the event that (i) a Partner fails for any reason to make an Additional Capital Contribution required by Subsection 5.2(a) of this Agreement within the thirty (30) day period referred to in Subsection 5.3(a) above, (ii) the Non-Defaulting Partner provides Default Financing as described in Subsection 5.3(a) above, and (iii) the Defaulting Partner, within thirty (30) days after written demand therefore (which demand may not be made before 90 days following the date of such Default Financing), fails to repay any such Default Financing, together with any and all interest thereon, then, in any such event, the Non-Defaulting Partner (or its designated Affiliate) may elect, at any time within ninety (90) days of the end of the thirty (30) day period described in
(iii) above, and by written notice thereof to the Defaulting Partner, to purchase the Defaulting Partner's Partnership Interests in accordance with the following terms:

              (1) The purchase price ("PURCHASE PRICE") for the Defaulting Partner's Partnership Interest shall be an amount equal to seventy-five percent (75%) of such Defaulting Partner's Unreturned Capital.

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              (2)    The Purchase Price shall be paid in twelve (12) equal
                     quarterly payments of principal and interest. The first payments shall be made at the closing for the sale of the offered interest, and all subsequent payments shall include interest compounded annually at the applicable federal rate established under Code Section 1274(d) on the date of the closing added to each installment after the first installment; PROVIDED, HOWEVER, in the case of the purchase by Sonesta of the Fortune Partners Partnership Interests, the first installment shall not be due until such time as Sonesta shall have received payments from either the Partnership or in connection with the admission of a new Partner, in an amount equal to its Unreturned Capital. The Non-Defaulting Partner will prepare and give the Defaulting Partner a negotiable promissory note secured by the Partnership Interest being purchased as evidence of this debt. Such note shall permit the Non-Defaulting Partner to prepay all or any part of the principal balance of the note at any time without penalty or premium.

              (c) The purchase of the Defaulting Partner's interest pursuant to this Section 5.3(b) will take place at a closing, held at 1:00 P.M. on the fifteenth (15th) day after the date of notice given to the Defaulting Partner, at the Partnership's primary place of business, or at any other place to which the parties agree. At the closing, the Non-Defaulting Partner will pay for the Defaulting Partner's interest as provided above, and the Partnership will change its books to indicate that the interest has been Transferred. If the Defaulting Partner does not appear at the closing, then the Non-Defaulting Partner shall deposit the purchase price by check and note, with the Partnership and the Partnership shall deposit such funds with any bank with which the Partnership has a bank account on the date of the closing, to be paid to the Defaulting Partner as soon as is reasonably practicable, less an appropriate fee to the Partnership (not to exceed five hundred dollars ($500.00)) to pay for the additional administrative costs and the

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                     Partnership will adjust its transfer books to reflect that the interest has been Transferred.

              (d) Each Partner appoints the Partnership as its agent and attorney-in-fact to execute and deliver all documents needed to convey its Partnership Interest, if such Defaulting Partner is not present at the closing. This power of attorney is coupled with an interest, does not terminate on the Partner's disability or death, and continues for as long as this Agreement is in effect.

              (e) Without limitation to the rights of the Non-Defaulting Partner hereunder, in the event that a Defaulting Partner's interests are purchased pursuant to this Section 5.3(b), the Partnership shall take all steps necessary to obtain the Defaulting Partner's release from any guarantees on any indebtedness previously provided by such Defaulting Partner or its Affiliates; provided, however, the failure of the Partnership to obtain such release shall not be grounds to prevent to sale of the Defaulting Partner's interest as provided herein if the Partnership provides an indemnity to the Defaulting Partner, with respect to any and all liabilities under said guarantees.

       5.4 COMPUTATION OF CAPITAL ACCOUNTS. Each Partner shall have a Capital Account which shall be maintained in accordance with the following provisions:

              (a) to each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner;

              (b) to each Partner's Capital Account there shall be debited the amount of cash and the fair market value of any Property distributed to such Partner pursuant to any provision of this Agreement (other than distributions made in repayment of loans, if any, made by the Partner

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to the Partnership or in payment of services rendered by a Partner to the
Partnership), such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Partner, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership; and

              (c) in determining the amount of any liability for purposes of Subsections 5.4(a) and 5.4(b) hereof, there shall be taken into account Code
Section 752(c) and any other applicable provisions of the Code and Regulations.

       The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations.

       5.5    CAPITAL ACCOUNTS GENERALLY; NO INTEREST ON CAPITAL.

              (a) Whenever it is necessary to determine the Capital Account of any Partner for any purpose hereunder, the Capital Account of such Partner shall be determined after giving effect to all adjustments provided for in Section 5.4 hereof for the current Fiscal Year in respect of transactions effected prior to the date such determination is to be made.

              (b) No Partner shall be entitled to withdraw any part of its Capital Account, or to receive any distribution from the Partnership except as specifically provided in this Agreement.

              (c) No interest shall be paid on any capital contributed to the Partnership.

                                    ARTICLE 6

                     PROFITS AND LOSSES; SPECIAL ALLOCATIONS

       6.1 PROFITS AND LOSSES. For purposes of applying this Section 6.1, a Partner's Capital Account balance shall be deemed to be increased by such Partner's share of (i) the allocation for such Fiscal Year pursuant to Sections 6.2(g) and 6.2(h) and (ii) any Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain remaining after such allocation as determined

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under the Regulations under Code Section 704(b). Subject to Section 6.2, Profits and Losses shall be allocated in the following order of priority:

              (a) Any Profits shall be allocated as follows:

                     1. first, to any Partner previously allocated losses under
Section 6.l(b) below, Profits shall be allocated ratably and in the inverse order to the manner in which such Losses were allocated, until the cumulative Profits allocated pursuant to this Section 6.l(a)(i) for the current and all prior Fiscal Years are equal to the cumulative Losses allocated pursuant to
Section 6.l(b) hereof for all prior Fiscal Years;

                     2. second, to Sonesta until the aggregate Profits allocated to Sonesta pursuant to this Subsection 6.1(a)(2) equal the aggregate amount paid to Sonesta under Section 7.1(c) relating to the Sonesta Preferred Distribution and under Section 7.1(e) relating to Sonesta's Subordinated Return; and

                     3. thereafter, Profits shall be allocated to the Partners in proportion to their respective Percentage Interests.

              (b) Any Losses shall be allocated:

                     1. first, to the Partners to the extent and in proportion to any Profits allocated to the Partners pursuant to Section 6.1(a)(3);

                     2. second, to Sonesta to the extent of any Profits, if any, allocated to it pursuant to Section 6.1(a)(2);

                     3. third, to the Fortune Partners to the extent that the balance in the Fortune Partners' Capital Account exceeds their Unreturned Capital (a "FORTUNE EXCESS BALANCE"), in the proportion that such Partner's Fortune Excess Balance bears to the Fortune Excess Balances of all of the Fortune Partners until all of such Fortune Excess Balances are reduced to zero;

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                     4. forth, to Sonesta to the extent that the balance in
Sonesta's Capital Account exceeds its Unreturned Capital (a "SONESTA EXCESS BALANCE"), until the Sonesta Excess Balance is reduced to zero;

                     5. fifth, to the Partners, in proportion to their positive Capital Accounts until such Capital Account balances shall be reduced to zero;

                     6. sixth, among the Partners that bear the "economic risk of loss" (as that term is defined in Regulations Section 1.752-2) with respect to Partnership indebtedness, to the extent of such indebtedness in proportion to the manner in which such Partners share such risk of loss; and

                     7. Thereafter, among the Partners in proportion to their Percentage Interests.

       6.2    SPECIAL ALLOCATIONS.

              (a) SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

              (b) GENERAL ALLOCATION PROVISIONS.

                     1. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

                     2. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily,

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monthly, or other basis, as determined by the Partners using any permissible method under Code Section 706 and the Regulations thereunder.

              (c) CODE SECTION 704(c) ALLOCATIONS. To the extent required under Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership by a Partner shall, solely for tax purposes, be allocated among the Partners so as to take into account the difference, if any, between the tax basis of the property to the Partnership and its fair market value at the time of contribution to the Partnership.

              (d) PRINCIPLES OF ALLOCATION. It is the intention of the Partners that the allocations of income and losses hereunder have substantial economic effect in accordance with the tests therefore set forth in the Treasury Regulations promulgated under Section 704(b) of the Code. Accordingly, allocations not specifically provided for in this Agreement shall be made in such a manner as shall conform to the allocation rules and principles as set forth in such Treasury Regulations as in effect from time to time, and the Capital Accounts of the Partners shall be maintained in accordance with the provisions hereof construed and interpreted in the light of such Treasury Regulations. The General Partner may amend the provisions of this Agreement if such amendment would not have a materially adverse effect on the Partners and if, in the opinion of counsel for the Partnership, such amendment is advisable for purposes of complying with Section 1.704-1(b) or Section 1.704-2 of the Treasury Regulations, as may be amended or supplemented from time to time.

              (e) LIMITATION ON LOSS ALLOCATIONS. Partnership Losses allocated to any Partner pursuant to Section 6.1(b), above, shall not exceed the maximum amount of Losses that can be so allocated without causing the Capital Account of such Partner to have a deficit Capital Account balance (after taking into account reductions to such Capital Account balance pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
1.704-1(b)(2)(ii)(d)(6)) which exceeds the sum of (i) the amount of such deficit the Partner is obligated to restore, and (ii) the amount of such deficit the Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5).

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              (f) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b) (2) (ii) (d) (4), 1.704-1(b)(2)(ii)(d)(5) or
1.704-1(b)(2)(ii)(d)(6) which results in such Partner having a deficit Capital Account balance, or otherwise has a deficit Capital Account balance, which exceeds the sum of (i) the amount of such deficit the Partner is obligated to restore, and (ii) the amount of such deficit the Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit in such Partner's Capital Account as quickly as possible. Any special allocation made under this Section 6.2(f) shall be taken into account for purposes of determining subsequent allocations of income and losses, so that the total allocations will, to the extent possible, equal the allocations which would have been made if this Section 6.2(f) had not previously applied.

              (g) MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-2(f) of the Treasury Regulations, and notwithstanding any other provision of this Article 6, if there is a net decrease in partnership minimum gain (as such term is defined in Treasury Regulations Section 1.704-2(d)) during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in partnership minimum gain, as determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This
Section 6.2(g) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

              (h) PARTNER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Article VI (other than Section 6.2(g), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain (as such term is defined in Treasury Regulations Section 1.704-2(i)(2)) during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain, as determined in

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accordance with Treasury Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Section 1.704-2(g) of the Treasury Regulations. This Section 6.2(h) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements of the Treasury Regulations and shall be interpreted consistently therewith and will be subject to all exceptions provided therein.

              (i) NONRECOURSE DEDUCTIONS. Nonrecourse deductions (as such term is defined in Treasury Regulations Section 1.704- 2(b)), if any, for any taxable year or other period shall be allocated among the Partners in proportion to their Percentage Interests.

              (j) PARTNER NONRECOURSE DEDUCTIONS. Any partner nonrecourse deductions (as such term is defined in Treasury Regulations Section 1.704-2(i)) for any taxable year or other period shall be specially allocated to the Partner who bears the risk of loss with respect to the partner nonrecourse debt (as such term is defined in Treasury Regulations Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable, in accordance with Treasury Regulations Section 1.704-2(i).

              (k) CURATIVE ALLOCATIONS. The allocation provisions in this Agreement are intended to produce final Capital Account balances that are at levels ("TARGET FINAL BALANCES") which would permit liquidating distributions, if made in accordance with such final Capital Account balances, to be equal to the distributions that occur pursuant to Section 7.2 (or, if applicable, Section 7.4). To the extent that the allocations in this Agreement would not produce the Target Final Balances, the General Partner is authorized to take such actions as are necessary to amend such provisions to produce such Target Final Balances.

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                                    ARTICLE 7

                                  DISTRIBUTIONS

       7.1 NET CASH FLOW. During the term of the Partnership, Net Cash Flow, if any, shall be distributed to the Partners monthly or more frequently as determined by the General Partner and shall be distributed among the Partners as follows:

              (a) first, for all applicable periods, to Sonesta in payment of any then accrued but unpaid Hotel Shutdown Payments;

              (b) second, to Sonesta in payment of its Unreturned Capital until the Unreturned Capital of Sonesta is reduced to zero;

              (c) third, to Sonesta in payment of the Unpaid Sonesta Preferred Distribution until the Unpaid Sonesta Preferred Distribution is reduced to zero;

              (d) fourth, to the Fortune Partners in payment of their Unreturned Capital (excluding any Subordinated Capital) in the ratio that each such Partner's Unreturned Capital bears to the Unreturned Capital of all Fortune Partners until the Unreturned Capital of the Fortune Partners is reduced to zero;

              (e) fifth, to Sonesta in payment of its Subordinated Return, if any, until the Unpaid Subordinated Return is reduced to zero;

              (f) sixth, to the Fortune Partners in payment of their Subordinated Capital in the ratio that each such Partner's Subordinated Capital bears to the Unpaid Subordinated Capital of all Fortune Partners until the Unpaid Subordinated Capital of the Fortune Partners is reduced to zero; and

              (g) the balance of Net Cash Flow shall be distributed to the Partners in proportion to their Percentage Interests.

       7.2 DISTRIBUTIONS RESULTING FROM REFINANCINGS, A SALE OF ALL OR A PORTION OF THE PROPERTY NOT IN THE ORDINARY COURSE AND THE DISSOLUTION AND WINDING UP OF THE PARTNERSHIP.

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The net proceeds from the sale, refinancing or other disposition of all or any portion of the Property and the Project not in the ordinary course, after making payment of or provision for the payment of all liabilities and obligations of the Partnership (as described below in the event of the dissolution and winding up of the Partnership), including payment in full of the unpaid principal of and interest on any third party indebtedness, shall be distributed as expeditiously as possible after the occurrence of the event in question (but in all events within thirty (30) days of said occurrence) to the Partners in the following order of priority:

                     1. first, to the setting up of such reserves as the General Partner and Sonesta determine to be reasonably necessary to wind up the Partner's affairs or provide for any contingent liabilities or obligations of the Partnership (and to the extent such reserves are no longer necessary they shall be distributed pursuant to paragraph (2) below); and

                     2. the balance, shall be distributed to the Partners in order of priority specified in Section 7.1.

In addition to the foregoing, in the event that after all available funds of the Partnership have been distributed to the Partners in connection with the dissolution and winding up of the Partnership, either Sonesta's Unreturned Capital or the Unpaid Sonesta Preferred Distribution has not been reduced to zero as a result of such distributions, then, in such event, the Fortune Partners shall pay to Sonesta an amount equal to the sum of (i) the Sonesta Guaranteed Amount, if any , and (ii) the remaining Unpaid Sonesta Preferred Distribution. The obligation set forth in the immediately preceding sentence shall be, and by execution of this Agreement, are hereby personally guaranteed by Edgardo Defortuna.

       7.3 DISTRIBUTIONS IN-KIND. If any assets of the Partnership shall be distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions (and subject to a proportionate share of liabilities) as such Partners would have been entitled to cash distributions if (i) such assets had been sold for cash by the Partnership at the fair market value of such property (taking Code Section 7701(g) into account) on the date of distribution, (ii) any unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) that would be realized by the Partnership from such sale were allocated among the Partners in accordance with Article 6, and

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(iii) the cash proceeds were distributed to the Partners in accordance with
Section 7.2. The Capital Accounts of the Partners shall be increased by the amount of any unrealized income or gain inherent in such property or decreased by the amount of any loss or deduction inherent in such property that would be allocable to them, and shall be reduced by the fair market value of the assets distributed to them under the preceding sentence. Unless otherwise agreed to by the Partners, each asset distributed hereunder shall be distributed as provided above, as opposed to certain assets being distributed to one (1) or more Partners and other assets being distributed to one (1) or more other Partners.

       7.4 ASSIGNMENT OF DISTRIBUTIONS. In the event that a Default Financing has not been fully satisfied and discharged as provided in Subsection 5.3(a) hereof, then, in any such event, such Non-Defaulting Partner shall receive directly any distributions (or loan repayments) under this Article 7 to which the Defaulting Partner would otherwise be entitled under this Article 7 hereof up to the amount of the outstanding balance of any such Default Financing plus accrued and unpaid interest thereon. Any distributions made pursuant to this
Section 7.4 shall be applied first to interest and then to principal and shall (for Capital Account purposes) be deemed to have been made directly to the Defaulting Partner and then deemed paid by the Defaulting Partner to the Non-Defaulting Partner in repayment of the Default Financing.

       7.5 WITHHOLDING TAXES WITH RESPECT TO PARTNERS. The Partnership shall comply with any withholding requirements under federal, state, local and foreign law and shall remit any amounts withheld to, and file required forms with, the applicable jurisdictions. All amounts withheld from Partnership revenues or distributions by or for the Partnership pursuant to the Code or any provision of any federal, state, local or foreign law, and any taxes, fees or assessments levied upon the Partnership, shall be treated for purposes of this Article 7 as having been distributed to those Partners who received tax credits with respect to the withheld amounts, or whose identity or status caused the withholding obligations, taxes, fees or assessments to be incurred. If the amount withheld was not withheld from the affected Partner's actual share of cash available for distribution, the General Partner on behalf of the Partnership may, at its option, (a) require such Partner to reimburse the Partnership for such withholding or (b) reduce any subsequent distributions to which such Partner is entitled by the amount of such withholding. Each Partner agrees to furnish the Partnership with such representations and forms as the General

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Partner shall reasonably request to assist it in determining the extent of, and in fulfilling, the Partnership's withholding obligations, if any. As soon as practicable after becoming aware that any withholding requirement may apply to a Partner, the General Partner shall advise such Partner of such requirement and the anticipated effect thereof. Each Partner shall pay or reimburse to the Partnership all identifiable costs or expenses of the Partnership caused by or resulting from withholding taxes with respect to such Partner.

       7.6 PROFITS, LOSSES AND NET CASH FLOW FROM HOTEL OPERATIONS. Notwithstanding anything to the contrary contained herein, the parties have agreed that one hundred percent (100%) of all the Profits, Losses and Net Cash Flow derived from the operations of the existing Hotel through the Designated Hotel Closing Date in the Cessation Notice shall be payable to the Hotel Manager under the Interim Lease and the Partnership shall have no right to such Profits, Losses and Net Cash Flow through such date.

                                    ARTICLE 8

                          MANAGEMENT OF THE PARTNERSHIP

       8.1    MANAGEMENT; GENERAL PARTNER.

              (a) Except as expressly set forth below, the day-to-day management of the Partnership shall be vested solely with Fortune GP, as the General Partner.

              (b) Notwithstanding the designation of the Fortune GP as the General Partner, the Partners affirm their intention that regular meetings of the Representatives (with the participation of such others as each Representative determines in good faith are necessary or appropriate to attend such meetings) shall be held at either the offices of Fortune GP or at the Sales Office (once constructed) at least once a month or as otherwise may be agreed to by the Representatives. Notwithstanding anything to the contrary contained herein, the following "MAJOR DECISIONS" shall require the prior written consent of the Representative of the General Partner and Sonesta and without such consent the General Partner may not:

                     1. do any act in contravention of this Agreement;

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                     2. knowingly perform any act that would subject any Limited
Partner to liability beyond those described in this Agreement or the Act;

                     3. approve any decreases in the gross sales price of the aggregate condominium units by more than ten percent (10%) in the aggregate from that set forth in the then applicable Budget or establish any priority or preferential pricing policies for the sale of condominium units;

                     4. revise in a material manner the agreed upon scope of the Project or, once approved by the Partners, revise the agreed upon architectural plans and specifications of the Project; provided, however, that field changes that do not change the scope of or quality of the Hotel or the functionality or intended operating standard of the Hotel from that determined by the Partners and changes required by any Governmental Requirement shall not be considered material;

                     5. amend this Agreement in any material respect, or waive any material rights in, any agreement the entering into of which was a Major Decision;

                     6. admit any additional partners into the Partnership;

                     7. redeem Partnership Interests;

                     8. sell, lease, transfer or dispose of all or any portion of the Project, the Land or the Property other than the sale of the Ancillary Lot and the sale of condominium units in the ordinary course of business;

                     9. approve the Budget or adopt or approve any revision or supplement to the Budget beyond the Permitted Variance, except as otherwise provided in Subsection 8.1(c) hereof (it being understood that all revisions to the Budget in excess of the applicable Permitted Variances shall constitute a Major Decision);

                     10. authorize or enter into any agreement, commitment or other transaction, or any series of related agreements, commitments or other transactions, requiring payment(s) by the Partnership exceeding the Budget (or any revised Budget) by more than the Permitted Variance, except as otherwise provided in Subsection 8.1(c) hereof;

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                     11. authorize or enter into any agreement, commitment or
other transaction with a Partner or an Affiliate of any Partner, other than as contemplated herein;

                     12. in the event the Listing Agreement is terminated in accordance with its terms, the selection of a new listing agent and the terms pursuant to which such listing agent shall be retained;

                     13. create, incur, assume, refinance, extend, modify or otherwise become liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any person or of any subsidiary or affiliate of the Partnership), issue any bonds, debentures, notes or other evidences of indebtedness, in any transaction or series of transactions, that result or will result in such obligations and indebtedness being outstanding at any time in excess of any obligation or indebtedness approved in the Budget (or any revised Budget) by more than the Permitted Variance, except as otherwise provided in Subsection 8.1(c) hereof;

                     14. pledge, mortgage, hypothecate or otherwise encumber any of the Partnership's assets, other than as security for loans permitted by this Agreement or the Budgets;

                     15. except as otherwise provided in this Agreement, make any distributions to the Partners;

                     16. commence, join in or settle any claim, action, suit or proceeding by, against or involving the Partnership that may materially affect the financial condition or operations of the Partnership;

                     17. acquire any real or personal property to the extent not contemplated, or provided for, in any Budget (as increased by the applicable Permitted Variance);

                     18. make any Tax Matters Partner (as such term is defined in the Code) decision, including entering into any settlement with the Internal Revenue Service, agree to extend any statute of limitations, or pursue any other "determination" as such term is defined in Code Section 1313(a);

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                     19. make any distributions of property in kind by the
Partnership or accept any contributions by any Partner of property other than cash or as provided in Section 5.1 hereof;

                     20. allow the Partnership to lend money;

                     21. establish insurance requirements;

                     22. except as provided in Section 4.1(e) with respect to a Related Opportunity, any decision to pursue any business opportunity not directly and centrally related to Project;

                     23. adopt accounting principles, accounting methods and other non-routine accounting matters or approve the Partnership's financial statements;

                     24. change the characterization of the Partnership as a partnership for federal income tax purposes;

                     25. file a voluntary petition or otherwise initiate proceedings to have the Partnership adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Partnership, or file a petition seeking or consenting to reorganization or relief of the Partnership as debtor under any applicable federal or state law relating to bankruptcy, insolvency, or other relief for debtors with respect to the Partnership; or seek or consent to the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Partnership or of all or any substantial part of the properties and assets of the Partnership; or make any general assignment for the benefit of creditors of the Partnership; or admit in writing the inability of the Partnership to pay its debts generally as they become due or declare or effect a moratorium on Partnership debt or take any action in furtherance of any such action;

                     26. select the architects, designers, land planners, and general contractor for the Project;

                     27. approve the plans and specifications for the Project or any material changes thereto;

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                     28. approve, file or record against the Property any
condominium regime or declaration of covenants or other document affecting title to the Property or any rental program or significant marketing material with respect to the Project;

                     29. select the accountants and attorneys for the Partnership; and

                     30. dissolve or wind up the Partnership except as provided in Sections 10.1 and 10.2.

              (c) By their execution below, each of the Partners acknowledges that the Budget will control the Partnership's operations. The General Partner shall implement the Budget and shall, subject to (b) above, be authorized, without the need for further approval by the Partners, to make the expenditures and incur the obligations provided for in the Budget. The General Partner shall, in the performance of its duties hereunder, comply with the Budget and shall not (except as otherwise expressly permitted hereunder or in circumstances involving imminent risk or loss or damage to person or property) deviate therefrom, incur additional expenses that exceed the Permitted Variance, or materially change the manner of operation of the Partnership without the approval of Sonesta. If at any time the General Partner shall, determine that the Budget is no longer appropriate because of any reason, including, without limitation, the need to incur additional expenses that in the aggregate exceed the Permitted Variance, the General Partner shall submit to Sonesta a revised Budget for the Project. Upon approval thereof by Sonesta, the General Partner shall implement the revised Budget and shall be authorized, without the need for further approval by the Partners, to make the expenditures and incur the obligations provided for in the revised Budget or within the Permitted Variance. At all times, the General Partner shall be authorized to (i) reallocate items of expense from one line item to another so long as the increase in line items and in the aggregate do not exceed the Permitted Variance, and (ii) utilize the contingency as it deems appropriate.

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       8.2    GENERAL RIGHTS AND DUTIES OF GENERAL PARTNER.

              (a) Except as otherwise provided or limited herein, the General Partner shall be responsible, at the expense of and on behalf of the Partnership, to conduct the day-to-day business and affairs of the Partnership in accordance with and as limited by this Agreement. Fortune GP, as the General Partner, covenants and agrees that it will use Reasonable and Customary Efforts, in good faith, to undertake the development and completion of the Project. Except as provided in Section 8.1(b) and Section 8.7 hereof and subject to the terms thereof the General Partner shall be fully empowered by the Partners to do, and shall, at the expense and on behalf of the Partnership, do, the following:

                     1. prepare and implement the Budget and any revised Budget;

                     2. subject to the terms of this Agreement with respect to approval of Major Decisions, execute such contracts or agreements as are desirable or necessary to accomplish the purposes of the Partnership;

                     3. protect and preserve the title and interest of the Partnership with respect to the Property, the Project and other assets owned by the Partnership;

                     4. render for taxation and pay with Partnership funds all ad valorem taxes, assessments, and other impositions applicable to the Property and the Project;

                     5. subject to the terms of this Agreement, retain, contract with, or employ and coordinate the services, of all employees, supervisors, accountants, attorneys, suppliers, salesmen, consultants and other persons necessary or appropriate to carry out the business of the Partnership (provided, however, that the selection of accountants and attorneys for the Partnership shall constitute a Major Decision);

                     6. to the extent funds of the Partnership are available therefor, pay with Partnership funds all debts and other obligations of the Partnership, including amounts due under financings and the cost of operation and maintenance of the Property and/or the Project and the improvements thereof; maintain all funds of the Partnership in a Partnership account, make distributions on a monthly basis (or more frequently) of all Net Cash Flow to the respective

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Partners entitled thereto in accordance with Section 7.1 above, subject to retention of reasonable reserves for working capital contingencies, capital improvements, replacements and other reasonable contingencies, as are determined by the General Partner;

                     7. perform other normal business functions and otherwise operate and manage the business and affairs of the Partnership in accordance with and as limited by this Agreement;

                     8. obtain insurance of any kind, nature, or description whatsoever upon or in connection with the management, use, ownership and/or operation of any of the Property and/or the Project belonging to the Partnership;

                     9. demand, sue for, collect, recover, and receive in the Partnership's name all sums of money that may hereafter come due or belong to the Partnership, including the right to institute any action, suit, or other legal proceeding for the recovery of same;

                     10. do and perform all such other acts and things as are necessary or appropriate to the conduct of the Partnership's business;

                     11. file and record all reports, declarations, other papers and documents as the General Partner deems necessary or advisable in connection with the development of the Project;

                     12. make application for all consents, permits and approvals required pursuant to applicable zoning or other laws with respect to the Property; and

                     13. undertake all Pre-Development Activities and incur the expenses associated therewith.

In connection with such activities on behalf of the Partnership, the General Partner shall make available to Sonesta copies of all material agreements, instruments and other documents which it executes in the name of the Partnership within a reasonable period of time following receipt thereof on behalf of the Partnership.

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              (b)(i) Subject to Fortune's right to contest described in
Subsection 8.2(b)(iii) below, Sonesta shall have the right to remove Fortune GP as the General Partner as a result of any of the following ("ACT OF REMOVAL"):

                     1. misappropriation by the General Partner of any of the Partnership's funds or Partnership Assets;

                     2. a conviction of, entrance of a guilty plea or plea of no contest with respect to any felony involving moral turpitude in regard to the General Partner or Edgardo Defortuna;

                     3. the General Partner's gross negligence, breach of fiduciary duty, willful misconduct or material violation of law which has a material adverse effect on the Partnership;

                     4. the Bankruptcy (as defined in Section 10.1(b)) or voluntary dissolution of the General Partner;

                     5. the General Partner's breach of a material provision of this Agreement which has a material adverse effect on the Partnership's ability to complete the Project within the time periods described herein; or

                     6. the failure of the General Partner to achieve the Milestones identified in EXHIBIT H attached hereto.

                     (ii) In the event that Sonesta believes that there has been an occurrence of an Act of Removal, Sonesta shall give written notice (the "REMOVAL NOTICE") to the General Partner of the Act of Removal, including within such Removal Notice specific details regarding the facts giving rise to the Act of Removal. Subject to Fortune's right to contest described in Subsection 8.2(b)(iii) below, in the case of a Removal Notice in connection with Subsection
(b)(1) committed by any person other than Edgardo Defortuna, Subsection (b)(5), or Subsection (b)(6), such Removal Notice shall afford the General Partner a grace period of thirty (30) days after receipt of notice of default to cure any breach or failure to reach a Milestone (or if such breach or failure is susceptible to cure but by its nature cannot be cured within thirty (30) days, then such longer period as may be reasonable under the circumstances, provided that the General

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Partner is diligently proceeding to cure the default; provided that the applicable grace and cure periods for failure to satisfy the Milestones shall be as provided in EXHIBIT H). In the event an Act of Removal is predicated on a misappropriation described in Subsection 8.2(b)(i)(1) by anyone other than Edgardo Defortuna, the cure period shall apply only in the event the person committing the misappropriation is terminated promptly following the discovery of the misappropriation and no cure period shall be provided for the third or any subsequent misappropriation. In the event the General Partner is removed pursuant to this Section, the Partnership shall have the right to recover the actual, out-of-pocket costs incurred by the Partnership which are the direct and proximate result of the Act of Removal.

                     (iii) At any time within fifteen (15) days of receipt of a Removal Notice, the Fortune GP may initiate an arbitration pursuant to Section
17.15 on the specific issue of whether the Fortune GP's acts are sufficient to give rise to an Act of Removal as specified in the Removal Notice. During the period from the date of issuance of the Removal Notice until the date on which a decision is issued by the Qualified Arbitrator, any decisions of or affecting the Partnership shall be made by Fortune GP and Sonesta.

                     (iv) If Fortune GP is removed as the General Partner pursuant to this Section 8.2(b), then in addition to the other rights set forth in this Section 8.2(b), the following consequences shall apply:

              (A) the Partnership Interest of Fortune GP shall be converted from that of a General Partner to that of a Limited Partner and Fortune GP automatically shall be deemed to have relinquished all of the rights provided to it herein to participate in the making of joint decisions with Sonesta;

              (B) Sonesta shall have the sole right to make all decisions on behalf of the Partnership, and shall be entitled to designate a replacement General Partner, including an affiliate of Sonesta as replacement General Partner;

              (C) the Fortune Partners shall forfeit any and all right to the thirty percent (30%) interest in the entity formed to acquire the Ancillary Lot in accordance with Section 4.6(b) and the Listing Agreement and the Development Agreement shall, at the option of Sonesta, be

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terminated in accordance with their terms without penalty and the payments pursuant to Subsection 8.5(g)(1) shall cease; and

              (D) in the case of an Act of Default under paragraphs (1)-(5) of this Section 8.2(b), Sonesta shall have the right to purchase the Fortune Partners' Partnership Interests for a purchase price and under the same terms and conditions as set forth in Section 5.3(b).

       8.3 EXECUTION OF PURCHASE AND SALE AGREEMENTS. Notwithstanding anything to the contrary contained herein, the Partners have agreed that the signature of the General Partner shall be required on each purchase and sale agreement for the sale of condominium units.

       8.4 SALES AND MARKETING OFFICES. The General Partner may, in its reasonable discretion and at the cost of the Partnership, erect a sales and marketing office (the "SALES OFFICE") either on-site or off-site. The Partnership shall pay directly the amounts due under all leases of real and personal property utilized by the Partnership (including but not limited to the real property utilized as the sales and marketing offices of the Partnership) as well as pay for all personal property utilized in the Sales Office.

       8.5    SERVICES OF PARTNERS.

              (a) Except as provided in this Section 8.5 or with the consent of the General Partner, the Partnership is not authorized to enter into agreements with a Partner or any Affiliates of the Partners.

              (b) The Partnership shall pay a development fee to an Affiliate of the Fortune Partners which shall equal two percent (2%) of the Project Costs, which fee shall not exceed an aggregate of Eight Million Dollars ($8,000,000.00). The development fee shall be paid in such number of equal monthly installments as equals the projected construction period and shall be paid out of the proceeds available from the Construction Loan to the extent permitted to be disbursed by the construction lender until paid in full. Any portion of the development fees that are unable to be disbursed from the proceeds of the construction loan (the "DEFERRED FEES") shall be paid as part of the Current Operating Expenditures.

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              (c) The Partnership shall enter into the Listing Agreement which shall be attached hereto as EXHIBIT F and which shall include, amongst other terms as the parties shall agree upon, that compensation payable to Fortune Development Sales Corp. shall be two and three-quarters percent (2.75%) of the gross sales proceeds derived from sales consummated under or pursuant to the Listing Agreement; provided that no such commission shall be paid in connection with the sale of the Ancillary Lot.

              (d) The Partnership shall enter into the Interim Lease in accordance with the terms set forth in EXHIBIT F.

              (e) The Partnership shall enter into the Realty Purchase Agreement in accordance with the terms set forth in EXHIBIT J.

              (f) The Partnership shall enter into a license agreement with Sonesta International or an Affiliate (the "SONESTA LICENSE Agreement") pursuant to which the Partnership shall be permitted to use the Sonesta brand identity in connection with the sale of condominiums in the Project, in return for which the entity entering into the license shall earn a fee equal to one and one-half percent (1.5%) of the gross sales proceeds derived from sales consummated under or pursuant to the Listing Agreement, such fee not to exceed Eight Million Dollars ($8,000,000.00). Such fee shall be paid from the proceeds derived form the sale of condominium units, to the extent permitted to be paid by the Construction Lender. If such fee can not be paid at such time, such fee shall be treated as a "Deferred Fee" hereunder. The terms of the Sonesta License Agreement shall be agreed to during the Due Diligence Period.

              (g) In addition to the foregoing, the Partners have agreed that:

                     1. Fortune shall be paid a project administration fee of One Hundred Thousand Dollars ($100,000.00) per month, commencing on the Escrow Release Date, which administration fee is intended to cover all of the fixed and indirect administrative and overhead expenses incurred by Fortune on behalf of the Partnership including the salaries for any Fortune employees providing services to or on behalf of the Partnership (other than commissionable sales activities), office rent and other corporate overhead expenses not directly relating to the Project (expressly excluding any sales center expenses); provided that in no event may the aggregate

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project administration fees payable to Fortune pursuant to this Subsection
8.5(g)(1) exceed Four Million Four Hundred Thousand Dollars ($4,400,000.00);

                     2. Sonesta shall be paid a fee of Ninety-Six Thousand Dollars ($96,000.00) for technical support services, which shall be paid in twelve (12) equal installments of Eight Thousand Dollars ($8,000.00), commencing upon completion of sixty percent (60%) of construction;

                     3. Sonesta will be reimbursed its direct out-of-pocket costs for that portion of the time of certain mutually agreed key employees dedicated to the Project; and

                     4. Sonesta shall retain and the Partnership shall pay the reasonable fees of an "owner's representative" who shall be selected by Sonesta, with the prior consent of Fortune GP, such consent not to be unreasonably withheld, delayed or conditioned. It is the intention of the Partners that the owner's representative will have substantial experience with respect to the development and construction of projects similar to the Project and will be in a position to "add value" to the Project.

       8.6    MISCELLANEOUS MANAGEMENT PROVISIONS.

              (a) The Project will be presented to the public, in all materials and press releases, as a joint development of Fortune International Development and Sonesta Hotels Resorts and Cruises. Edgardo Defortuna will serve as the public spokesman for the Project for all maters related to construction, development, marketing and sales, and Roger Sonnabend or other designee of Sonesta shall serve as the public spokesman with respect to the hotel component of the Project.

              (b) The construction contract for the Project will provide for a Guaranteed Maximum Price ("GMP") and shall be entered into with a general contractor with a proven track record and relevant experience. A third party general contractor will be selected by the General Partner, with the consent and approval of Sonesta, such approval not to be unreasonably withheld, delayed or conditioned.

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              (c) The General Partner will, unless otherwise agreed by the
Partners, solicit construction loan proposals from a minimum of three (3) major lenders. Selection of the construction lender shall be subject to the approval of the Partners and any loan documents shall provide for notice to Sonesta of any defaults by the Partnership.

              (d) The project administration fee will be funded first from available cash on a monthly basis or will be treated as Deferred Fees to the extent of amounts not funded by the construction lender.

              (e) The Partnership shall endeavor to obtain, on or before the Escrow Release Date (or as soon thereafter as possible) "key man" life insurance, in the amount of Twenty-Five Million and No/100 Dollars ($25,000,000), upon the life of Edgardo Defortuna. The cost of such insurance shall be an expense of the Partnership and the Partnership shall be the beneficiary of the policy. Unless with the consent of Sonesta, the Partnership shall not cancel or terminate the policy prior to such time as the Project is completed. Upon completion of the Project, the Partnership shall, at the request and direction of Edgardo Defortuna, transfer or assign such policy to Edgardo Defortuna or such person as he may direct.

              (f) The costs and expenses incurred by the Partners, including attorneys' fees, in connection with the Project shall be considered as expenses of the Partnership. In the event such costs and expenses are paid directly by a Partner, and are not reimbursed by the Partnership, then such amounts shall be treated as Additional Capital Contributions by such Partner for purposes of determining its Unreturned Capital in accordance with the provisions of
Article 7.

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       8.7    HOTEL OPERATIONS.

              (a) Until the Designated Hotel Closing Date (as such term is defined in Subsection 4.1(a) above), Sonesta or its Affiliate shall operate the Hotel pursuant to the terms of the Interim Lease. In so operating the Hotel, Sonesta covenants and agrees not to enter into any agreements which are not either terminable at will or which cannot be terminated on thirty (30) days notice without the prior written consent of the General Partner. Furthermore, from and of the date of delivery of the Cessation Notice, Sonesta shall not enter into any Contracts without the prior written consent of the General Partner.

              (b) The salient terms of the Interim Lease shall include, but not be limited to, the following:

                     1. The Hotel Manager shall be responsible for conducting all of the Hotel operations during the Interim Hotel Operating Period. In no event may Sonesta or the Hotel Manager be permitted or authorized to allow any lien or encumbrance of any nature whatsoever to be placed on the Property, the Hotel or Sonesta's Partnership Interest, other than those imposed in respect of real estate taxes without the prior written consent of the Fortune GP.

                     2. One hundred percent (100%) of all revenues and one hundred percent (100%) of all expenses incurred by or with respect to the Hotel and the Property during the Interim Hotel Operating Period other than the expenses incurred in connection with the Pre-Development Activities shall accrue to the benefit and/or detriment of Sonesta (and/or the Hotel Manager). Neither the Fortune Partners nor the Partnership shall be entitled to the benefit of any revenue generated by the Hotel or bear any of the expenses incurred by or with respect to the Hotel during the Pre-Development Period. The expenses to be paid by Sonesta and/or the Hotel Manager shall include but not be limited to all accounts payable existing on the Effective Date, all employee costs and claims, the costs of all food, linens, dishes, glasses and all other inventory items, real estate, personal property, ad valorem, occupancy and sales taxes, utility, phone, cable, television, gas, water, sewer and electricity, all costs of litigation involving or attributable to the Hotel operations, insurance premiums, municipal or other governmental improvements liens and special assessments (but only such portion payable through the Cessation Date), license and permit fees, and all other revenues and expenses of the Property, including, but not limited to,

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such things as restaurant, bar and meeting room income and expenses and the like. Expenses relating to required principal and interest payments on the Existing Indebtedness and the Non-Construction Loan Indebtedness, and expenses relating to the shut down of the Hotel as set forth in Section 4.4(d)(2) shall remain expenses of the Partnership and shall be funded by the Fortune Partners or through other third party sources.

                     3. All employees at the Hotel shall be employees of the Hotel Manager. Subject to the provisions of this paragraph, the Partnership shall have no employees unless and until retained in writing by the General Partner. Notwithstanding the foregoing, Sonesta shall have the right to designate up to ten (10) employees of the Hotel which shall, after the shut down of the Hotel, be retained as employees of Sonesta (but the attendant costs shall be reimbursed to Sonesta by the Partnership as provided in Subsection 4.4(d)(2)) with compensation and benefits substantially similar to those provided to such employees prior to the shut down.

                     4. Sonesta and the Hotel Manager shall be solely responsible for the safekeeping of the contents of all safe deposit boxes, all baggage inventory and other assets and property entrusted by hotel guests to the Hotel.

                     5. Sonesta shall be solely responsible to fund one hundred percent (100%) of all capital expenditures deemed necessary by Sonesta with respect to the Hotel. All such amounts shall be funded from its own funds and shall not be treated as a Capital Contribution or loan to the Partnership and shall not be recoupable hereunder.

                     6. Sonesta, Sonesta International and the Hotel Manager shall indemnify and hold harmless the Fortune Partners for any cost, expense or claim of any nature whatsoever arising out of the operations of the Hotel during the Pre-Development Period (excluding any and all expenses relating to the Pre-Development activities of the Partnership) and shall execute such documents and instruments reasonably requested by the Fortune Partners to evidence such indemnity.

       8.8 BANK ACCOUNTS. The cash Capital Contributions of the Partners and other funds of the Partnership shall be deposited in a segregated bank account or accounts in the name of the Partnership. All withdrawals from any such accounts may be made only for the purposes set

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forth herein. The Partners have agreed that the signature cards with the relevant bank(s) shall provide for funds to be withdrawn upon the signature solely of the Representative designated by Fortune GP (or its designee); provided, however, that checks in excess of Twenty-Five Thousand Dollars ($25,000.00) which are not subject to any construction draw approval mechanism shall be signed by Fortune GP and a designee of Sonesta. No funds of the Partnership shall be commingled with any other funds or placed in any other accounts of the Partners.

                                    ARTICLE 9

             POWERS, RIGHTS AND LIABILITIES OF THE LIMITED PARTNERS

       9.1 NO RIGHT TO MANAGE OR REPRESENT PARTNERSHIP. No Limited Partner shall take part in the management of the business of the Partnership, transact any business for the Partnership, or have the power to sign for or to bind the Partnership to any agreement or documents, said powers being vested solely and exclusively in the General Partner; provided, however that the Partners acknowledge and agree that the exercise of any of the powers or rights granted to the Limited Partners hereunder shall not be deemed taking part in the management of the business of the Partnership.

       9.2 LIMITATIONS ON LIABILITY. Except as otherwise provided herein, no Limited Partner shall have any personal liability whatsoever, whether to the Partnership, to any of the Partners, or to the creditors of the Partnership, for the debts of the Partnership or for any of the Losses of the Partnership except for (i) the amount contributed by it to the capital of the Partnership as set forth in Article 5 hereof, (ii) its share of undistributed Profits and (iii) the amount of any distributions required to be returned to the Partnership in accordance with the provisions of the Act.

       9.3 NO PRIORITY. Except as otherwise specifically set forth herein, no Limited Partner shall have the right to demand or receive property other than cash in any Partnership distribution.

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                                   ARTICLE 10

                           DISSOLUTION AND TERMINATION

       10.1   EVENTS TRIGGERING DISSOLUTION.

              (a) The Partnership shall be dissolved upon the earliest to occur of the following events:

                     1. December 31, 2014;

                     2. the unanimous agreement of the Partners that the Partnership should be dissolved;

                     3. the Bankruptcy (as defined below) of the Partnership or of the General Partner;

                     4. the closing of the sale or other disposition of all of the Property and/or the condominium units within the Project; provided that the General Partner shall be entitled to cause a dissolution of the Partnership at such time as substantially all of the condominium units have been closed and assign all then remaining unsold condominium units (other than the Ancillary
Lot) to a new partnership comprised of the Partners in the same ownership percentages and under the same terms and conditions as are set forth herein and the Ancillary Lot to the entity provided for in Section 4.4(g);

                     5. the Fortune Partners elect prior to the end of the Due Diligence Period not to proceed with the transactions contemplated by this Agreement.

Provided, however, and without limitation to the rights of Sonesta to issue a Removal Notice pursuant to Subsection 8.2(b)(i)(4), if, within ninety (90) days from the withdrawal, dissolution, or adjudication of bankruptcy of the General Partner, if the other Partners (excluding any Limited Partner who is also a General Partner) elects to continue the Partnership, then: (a) the Partnership will not be dissolved and it will continue under this Agreement; and (b) the remaining Limited Partners will, elect one (1) or more new General Partners (and the Agreement and certificate will be amended); and (c) the Partnership Interests of the former General Partner

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will be converted into Limited Partnership Interests, and such former General
Partner (or its trustees in bankruptcy, successors or assigns, or other personal or legal representatives) will be Limited Partners.

              (b) For the purposes of this Agreement, a "Bankruptcy" shall be deemed to occur when a Person:

                     1. files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law;

                     2. is the subject of a petition or answer proposing the adjudication of such Person as a bankrupt and such Person either consents to the filing thereof, or fails to cause such petition or answer to be discharged or denied prior to the expiration of ninety (90) days from the date of such filing; or

                     3. is the subject of an order for relief entered by any bankruptcy court or tribunal of competent jurisdiction.

       10.2 TERMINATION. Except as otherwise provided in this Agreement, upon the dissolution of the Partnership, the Partnership shall be terminated. Upon the termination of the Partnership for any reason, the Partners shall cause the independent public accountant then acting for the Partnership to make a complete and final audit of the Partnership's books, records and accounts, and all final adjustments between the Partners shall be made upon the basis of such audit.

                                   ARTICLE 11

                RESTRICTION ON TRANSFERS OF PERCENTAGE INTERESTS

       11.1 ASSIGNMENT. Except as provided in Sections 11.2 or 11.3 hereof, no Partner may Transfer the whole or any part of its Partnership Interest without the written consent of both the General Partner and Sonesta.

       11.2 CHANGES IN CONTROL OF CORPORATION OR ENTITY. If and to the extent that any Partnership Interest is now or in the future held by a corporation or other entity, a change in

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control of such corporation or entity (which shall only be deemed to occur when
(A) with respect to Sonesta, the Sonnabend Family fails to Control, directly or indirectly, Sonesta or (B) with respect to the Fortune Partners, Edgardo Defortuna fails to Control, directly or indirectly, the Fortune Partners) shall constitute a Transfer for the purposes of this Agreement and shall be subject to the provisions of this Article 11. For purposes of Article 11, the Sonnabend Family shall include Roger Sonnabend, Paul Sonnabend and Steven Sonnabend and their descendants.

       11.3 PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained herein, the following transfers shall be permitted hereunder (and the transferees hereinafter referred to as "PERMITTED TRANSFEREES"):

                     1. the transfer of all or any portion of the Partnership Interest owned by Sonesta to any person who, as of the date of execution of this Agreement, is an Affiliate of Sonesta, provided that in all events the Sonnabend Family (or such Person acceptable to the Fortune GP) shall continue to have full authority and control to act for and bind the aggregate interests of Sonesta;

                     2. the transfer of all or any portion of the Partnership Interest owned by the Fortune LP to any person who, as of the date of execution of this Agreement, is a beneficial owner of an interest in Fortune GP or Fortune LP, provided that in all events Edgardo Defortuna continues to have full authority and control to act for and bind the aggregate interests of the Fortune Partners and each separate transfer of a greater than ten percent (10%) interest in either Fortune GP or Fortune LP to any person other than Edgardo Defortuna or his immediate family shall be subject to prior notice and consent of Sonesta, such consent not to be unreasonably withheld, conditioned or delayed;

and further provided with respect to clauses (i) and (ii) above (A) such Transfer does not result in material adverse tax consequences to any Partner resulting from a termination of the Partnership under Section 708 of the Code,
(B) the assignee agrees in writing to be bound by the terms of this Agreement, and (C) the transferee satisfies any conditions necessary to comply with the Federal securities laws, as determined by counsel selected by the General Partner, (D) the aggregate interests of the Partner and its Permitted Transferee shall be represented by the assigning Partner who shall have full authority and control to act for and bind the aggregate

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interests of the Partner and its Permitted Transferee for all matters affecting the Partnership, (E) the Permitted Transferee is a "United States Person" as defined in the Code, (F) the Transfer is not prohibited by any institutional lender to the Partnership and does not give rise to any acceleration of payments or payments of any material additional amounts under any financing documents and
(G) the transferee provides the Partnership with the representations, warranties and covenants contained in EXHIBIT L.

       11.4 EFFECT OF ASSIGNMENT: DOCUMENTS. In the event of any Transfer permitted hereunder, then the assignee shall be substituted hereunder for the assignor as a Partner of the Partnership to the extent of the interest assigned or transferred, and the Partnership shall not be dissolved or wound up but instead shall continue as before with, however, the addition or substitution of such new Partner. No such assignment shall relieve the assignor from any of its obligations under this Agreement existing as of the date of execution of this Agreement or accruing prior to such assignment or transfer nor from any obligations under any other agreement. Each Partner shall execute such instruments and documents (including, but not limited to, amendments to this Agreement) as any other Partner shall reasonably request in order to confirm the foregoing and accomplish such transfer and assignment. Notwithstanding the foregoing, as a condition to such assignment, (i) the assignee must execute a written assumption agreement assuming all of the obligations of the assignor as to the interest being assigned and agreeing to be bound by the terms of this Agreement (as the same may have been amended from time to time) and a signed, original counterpart copy of which shall be filed with the Partnership records, and (ii) such assignee must be approved as a substitute Partner by all of the Partners other than the assigning Partner.

       11.5 TRANSFER IN VIOLATION. No Transfer of the interest of a Partner in violation of the provisions hereof shall be valid or effective for any purpose. In addition, in the event of any Transfer in violation of this Agreement (including any transfer by reason of Section 11.2) and anything in this Agreement to the contrary notwithstanding, the transferring Partner shall not be entitled (to the extent otherwise permitted hereunder) to participate in the management of the Partnership from and after the date of the purported transfer and all decisions regarding the Partnership shall be made exclusively by the non-transferring Partner(s) (to the extent otherwise permitted hereunder) and in the case of a Transfer involving a General Partner then, from and

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after the date of any such Transfer, the transferring General Partner shall also have its Partnership Interest converted to that of a Limited Partner. No consent to one or more such Transfers shall be construed as a consent to any other Transfer of the same or any other Partner's interest in the Partnership.

                                   ARTICLE 12

                          LIABILITY AND INDEMNIFICATION

       12.1 LIABILITY OF GENERAL PARTNER. The General Partner and its officers, directors, partners, employees, agents, affiliates, successors or assigns shall not be liable to the Partnership or the Partners for any loss or damage incurred by reason of any act performed or omitted in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, if such act or omission was determined, in good faith, to be in the best interests of the Partnership and if such act or omission does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement.

       12.2 INDEMNIFICATION OF GENERAL PARTNER. The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the General Partner and its officers, directors, partners, employees, agents, Affiliates, successors and assigns, for any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed in connection with the activities of the Partnership or in dealing with third parties on behalf of the Partnership, including reasonable costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that the act or omission of the General Partner was determined, in good faith, to be in the best interests of the Partnership and does not constitute fraud, gross negligence, willful misconduct or a material breach of this Agreement and provided further that any such indemnification shall be recoverable only from assets of the Partnership and not from the assets of any Limited Partner. The Partnership shall not pay for any insurance covering liability of any General Partner or of its officers, directors, partners, employees, agents, Affiliates, successors and assigns for actions or omissions for which indemnification is not permitted hereunder; provided, that nothing contained herein shall preclude the Partnership from

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purchasing and paying for such types of insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any Person owning comparable property and engaged in a similar business or from naming the General Partner and any of their Affiliates as additional insured parties thereunder. The indemnification provided herein shall survive the termination of the ownership by the Partners of their Partnership Interests in accordance with this Agreement and the dissolution of the Partnership.

       12.3 INDEMNIFICATION OF GUARANTORS. The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the Partners or their Affiliates which guaranty any indebtedness of the Partnership, including but not limited to the Existing Indebtedness, the Non-Construction Loan Indebtedness and the Construction Loan for any liability, loss or damage incurred by them in making payments under any said guaranty, including reasonable costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage provided that any such indemnification shall be recoverable only from assets of the Partnership and not from the assets of any Limited Partner. The indemnification provided herein shall survive the termination of the ownership by the Partners of their Partnership Interests in accordance with this Agreement and the dissolution of the Partnership. Notwithstanding anything in this Section 12.3, the Partnership shall not be obligated to indemnify any Partner or Affiliate as guarantor for any amounts unless and until Sonesta shall have first received back a return of its Unreturned Capital and Unpaid Sonesta Preferred Distribution (either directly or via the payment of the Sonesta Guaranteed Amount). The right of any Partner or Affiliate as guarantor to receive indemnification from the Partnership with respect to any indebtedness or other amounts is expressly subordinate to the right of Sonesta to receive a return of its Unreturned Capital and Unpaid Sonesta Preferred Distribution as aforesaid.

       12.4 CONTRACTUAL PROVISIONS. The General Partner shall have the right and authority to require a provision in all Partnership contracts that the General Partner is not personally liable thereon and that the Person contracting with the Partnership is to look solely to the Partnership and its assets for satisfaction.

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       12.5   INDEMNIFICATION OF LIMITED PARTNERS. The Partnership will
indemnify, to the extent of Partnership assets, each Limited Partner against any claim of liability asserted against a Limited Partner (i) because it is a Limited Partner of the Partnership or (ii) arising from or in connection with the Partnership; provided, however that no such indemnification shall be provided with respect to the breach of any representations or warranties made hereunder by such Limited Partner, and provided further, that no indemnification shall be provided pursuant to this Section 12.5 in the event the claim of liability asserted against the Limited Partner arises out of fraud, gross negligence, willful misconduct or a material breach of this Agreement.

       12.6 INDEMNIFICATION BY SONESTA WITH RESPECT TO HOTEL OPERATIONS. Notwithstanding anything to the contrary contained herein, Sonesta and Sonesta International shall indemnify, save harmless and pay all judgments and claims against the Partnership and the Fortune Partners and their officers, directors, partners, employees, agents, Affiliates, successors and assigns, for any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed in connection with the activities of the Hotel during the Interim Hotel Operating Period or in dealing with third parties on behalf of the Hotel during the Interim Hotel Operating Period, including reasonable costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage related thereto; PROVIDED, HOWEVER, nothing herein shall require Sonesta or Sonesta International to indemnify the Partnership or the Fortune Partners for any claims, judgments or amounts relating in any way to any development activities by the Partnership or the Fortune Partners. By their execution below, and notwithstanding anything to the contrary herein and not in limitation of anything provided herein, the Partners affirm their intention and agree that Sonesta and Sonesta International shall be solely responsible for all liabilities, losses, expenses and damages arising from or attributable to the operations of the Hotel during the Interim Hotel Operating Period.

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                                   ARTICLE 13

                                   ACCOUNTING

       13.1 METHOD OF ACCOUNTING: ACCOUNTANTS. The books and records of the Partnership shall be kept in accordance with principles and practices generally accepted for the accrual method of accounting, unless otherwise required under the Code, and the Partnership shall establish, upon the determination of the outside accountants for the Partnership, such controls and procedures as are required to comply with the Sarbanes-Oxley Act of 2002 ("SARBANES OXLEY"). By their execution below, the Partners agree that all day to day accounting functions shall be performed by in-house personnel retained by the General Partner. Unless otherwise consented to by Sonesta, the accounting firm of Vitale, Caturano & Company shall serve as the outside accountants for the Partnership.

       13.2 BOOKS AND RECORDS. A complete set of books of account of the Partnership shall, at all times, be maintained at the Partnership's principal office. Such principal offices shall be open during normal business hours for the reasonable examination of the books of account and other books, documents, and records of the Partnership by the Partners or their authorized representatives. The right to examination provided by this Section 13.2 shall include the right to make copies of the books of accounts and other books, documents and records of the Partnership for any lawful purpose, including, without limitation, conducting an evaluation of the Partnership's internal controls over financial reporting, or as otherwise required by Sarbanes Oxley (as reasonably determined by the outside accountants for the Partnership).

       13.3 FEDERAL TAX RETURNS. The General Partner shall cause the Partnership's accountants to prepare at the expense of the Partnership, for each Fiscal Year (or part thereof), a Federal information tax return in compliance with the provisions of the Code and any required state and local tax returns. All such returns shall be submitted to such person(s) designated by the Partners for their review at least fifteen (15) days prior to the filing of same. The General Partner shall serve as the Partnership's "Tax Matters Partner" as such term is defined in the Code.

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                                   ARTICLE 14

                             REPORTS AND STATEMENTS

       14.1 TAX RETURN INFORMATION. By March 1st of each Fiscal Year, the General Partner, at the expense of the Partnership, shall cause to be delivered to each Partner such information as shall be necessary (including a statement for that year of each Partner's share of net income, net losses and other items of the Partnership) for the preparation by the Partners of their Federal, state and local income and other tax returns.

       14.2 FINANCIAL STATEMENTS. The General Partner, at the expense of the Partnership, shall cause to be delivered to each Partner promptly upon receipt of same from the outside Accountants (which the General Partner shall seek to obtain by February 15th of each Fiscal Year) a financial statement of the Partnership for the prior Fiscal Year, audited by the independent certified public accountants then serving the Partnership, which financial statement shall set forth, as of the end of and for such Fiscal Year, the following:

              (a) a profit and loss statement and a balance sheet of the Partnership;

              (b) the balance in each Partner's Capital Account; and

              (c) such other information as shall be reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership.

       14.3   REPORTS. In addition to the financial statements specified in
Section 14.2, the General Partner shall cause to be delivered to each Partner, at the expense of the Partnership, the following reports:

              (a) a quarterly report of the revenues and expenses of the Partnership together with a reconciliation to the Budget and such other information as shall be reasonably necessary for the Partners to be advised of the financial status and results of the Partnership for the previous quarter;

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

              (b) prior to obtaining the first certificate of occupancy for the Project, a quarterly report of Project Costs delineating the stages of construction;

              (c) a quarterly report of sales showing all pending contracts, all signed contracts out of rescission with deposits and all contracts signed with deposits but subject to rescission;

              (d) a monthly report of the revenues and expenses of the Partnership; and

              (e) after obtaining the first certificate of occupancy for the Project, a monthly report of the status of closings of the units.

       Any and all monthly reports shall be provided within fifteen (15) days after the end of each month and any and all quarterly reports shall be provided within thirty (30) days after the end of each quarter.

       In addition, the General Partner shall provide each Partner with copies of the following items:


              (a) any information regarding the Project reasonably requested by such Partner;


              (b) notice of any casualty involving the Project in excess of $50,000 and notice of any condemnation involving the Project;


              (c) copies of each construction draw request, including all exhibits thereto; and


              (d) any notice of default by any lender to the Partnership.


In the event that the General Partner shall fail to timely provide information which Sonesta has previously (at least sixty (60) days in advance) indicated in writing is needed by Sonesta in order to enable the Sonesta to comply, in a timely fashion with reporting requirements applicable to Sonesta and its Affiliates under applicable securities laws, then provided that (i) such failure was

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within the reasonable control of the General Partner and (ii) the General
Partner had a minimum of thirty (30) after receipt of any necessary information from Sonesta or its Affiliates to compile such information and provide it to the Accountants, Sonesta shall be entitled from that time forward to undertake those functions necessary to enable Sonesta to file such reports in a timely fashion.

       14.4 INSPECTION RIGHTS. In addition to the foregoing, each Partner shall have the right, at its own cost and expense, to have an independent certified public accountant of its choosing (A) audit the books and records of the Partnership and (B) conduct an evaluation of the internal controls over financial reporting of the Partnership.

                                   ARTICLE 15

                      DEALINGS IN GOOD FAITH; BEST EFFORTS

       Each party hereto agrees to act in good faith with respect to the other parties in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all steps as are reasonable in order to implement the operational provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

                                   ARTICLE 16

                         REPRESENTATIONS AND WARRANTIES

       16.1 SONESTA REPRESENTATIONS. Sonesta represents and warrants to and agrees with the Partnership, and the Fortune Partners, as of the date hereof, as follows:

              (a) ORGANIZATION, STANDING AND POWER. Sonesta is a limited partnership duly organized, existing and in good standing under the laws of Delaware. Sonesta has full power and authority to own its Partnership Interest and to comply with the terms of this Agreement.

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

              (b) AUTHORIZATION. The execution and delivery of this Agreement by Sonesta and the consummation by Sonesta of the transactions contemplated by this Agreement are within its capacity and all requisite action has been taken to make this Agreement valid and binding on Sonesta in accordance with its terms.

              (c) NO VIOLATION. Except as disclosed in SCHEDULE 16.1(c), the execution by Sonesta of this Agreement and the consummation by Sonesta of the transactions hereby contemplated does not result in a breach of or default under any indenture, agreement, instrument or obligation to which Sonesta is a party or which affects all or any portion of the Property.

              (d) LITIGATION; OTHER MATTERS. Except as disclosed in SCHEDULE 16.1(d) and for routine matters covered by insurance, there are no lawsuits pending or, to the knowledge of Sonesta, claims or demands threatened against Sonesta, the Partnership, the Hotel or the Property. In addition, there has been no receipt by Sonesta of written notice of: (i) any violations of zoning ordinances or other governmental regulations with respect to the Property; or
(ii) any pending or threatened condemnation proceedings with respect to the Property.

              (e) COMMITMENTS TO GOVERNMENTAL AUTHORITIES. To the best of Sonesta's knowledge and belief, except as disclosed in the Permitted Exceptions no commitments relating to the Property have been made to any governmental authority, utility company, school board, church or other religious body or any merchant's association or any other organization, group or individual which would impose an obligation upon the Partnership or the Fortune Partners or their successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Land, and no governmental authority has imposed any requirement that any owner of the Land pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the Land.

              (f) RIGHTS OF THIRD PARTIES. No Person has any right or option to acquire the Property or any portion thereof or lease any space therein except as set forth in the Permitted Exceptions.

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

              (g) CONTRACTS. The schedule of Contracts attached to this Agreement as EXHIBIT B constitutes a list of all of the material Contracts affecting the Property or the Partnership other than the Permitted Exceptions, and there are no other material Contracts affecting or with respect to the Property as of the date hereof. Sonesta is not aware that, any party to any Contract intends to cancel or terminate its Contract or alleging any default under any Contract. All contracts or agreements not expressly set forth on EXHIBIT B shall be the obligation of Sonesta, at its sole cost and expense and Sonesta hereby agrees to indemnify, defend and hold the Partnership, the Fortune Partners and each of their officers, directors, agents and representatives harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to any contracts or agreements relating to the Property other than those set forth on EXHIBIT B.

              (h) TRUE AND CORRECT COPIES. All copies of the Contracts delivered by Sonesta or their Affiliates to the Fortune Partners or their Affiliates in connection with the transactions contemplated hereby, are true, correct and complete.

              (i) HAZARDOUS MATERIALS. To the best of Sonesta's knowledge and belief, and except as disclosed on SCHEDULE 16.1(i), there has not been nor is there now: (i) any Hazardous Substance (as hereinafter defined) present on the Land, (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Land, or
(iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. In addition, there is no presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. As used herein, the term "Hazardous Substance" means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time.

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

              (j) U.S. PERSONS. Sonesta is a "United States Person" as defined in the Code.

              (k) TAX BASIS. SCHEDULE 16.1(k) set forth a true, correct and complete list of the tax bases of the assets contributed by Sonesta pursuant to
Section 5.1(b).

              (l) INCORPORATION OF REALTY PURCHASE AGREEMENT. All of the representations and warranties made by Sonesta under the Realty Purchase Agreement are incorporated herein by reference thereto, the same as if said representations and warranties were repeated verbatim herein.

       16.2 FORTUNE REPRESENTATIONS AND AGREEMENTS. The Fortune Partners jointly and severally represent and warrant to and agree with the Partnership and Sonesta, as follows:

              (a) ORGANIZATION, STANDING AND POWER OF THE GENERAL PARTNER. The General Partner is a limited liability company duly organized, existing and in good standing under the laws of Florida. The General Partner has full power and authority to own its Partnership Interest and to comply with the terms of this Agreement.

              (b) ORGANIZATION, STANDING AND POWER OF FORTUNE LP. Fortune LP is a limited liability company duly organized, existing and in good standing under the laws of Florida. Fortune LP has full power and authority to own its Partnership Interest and to comply with the terms of this Agreement.

              (c) AUTHORIZATION. The execution and delivery of this Agreement by the Fortune Partners and the consummation by the Fortune Partners of the transactions contemplated by this Agreement are within the Fortune Partners' capacity and all requisite action has been taken to make this Agreement valid and binding on the Fortune Partners in accordance with its terms.

              (d) BENEFICIAL OWNERS. The beneficial owners of Fortune GP and the Fortune LP are identified on SCHEDULE 16.2(d) attached hereto, which Schedule shall, at the request of Sonesta, be updated on June 30 and December 30 of each year during the term of this Agreement.

              (e) NO VIOLATIONS. The execution by the Fortune Partners of this Agreement and the consummation by the Fortune Partners of the transactions hereby contemplated does not

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result in a breach of or default under any indenture, agreement, instrument or obligation to which the Fortune Partners are a party or which affects all or any portion of the Property.

       16.3 PATRIOT ACT AND OFAC REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and other provisions set forth on EXHIBIT L, annexed hereto, are made a part hereof.

       16.4 SURVIVAL OF REPRESENTATIONS. All of the representations and warranties set forth in Sections 16.1, 16.2 and 16.3 of this Agreement expressly survive the execution of this Agreement for the entire term of the Partnership.

       16.5 BROKERS. The parties hereto each represent and warrant to the other that there is no real estate broker, salesman or finder involved in this transaction (as opposed to in connection with the sale of condominium units). If a claim for brokerage in connection with the transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of one of the parties hereto ("INDEMNITOR"), Indemnitor shall indemnify, defend and hold harmless the Partnership and the other parties hereunder ("INDEMNITEES"), and Indemnitees' officers, directors, Affiliates, agents and representatives, from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to said claim for brokerage. The provisions of this Article shall survive any cancellation or termination of this Agreement.

       16.6 INDEMNIFICATION. Each Partner hereby agrees to indemnify, defend and hold harmless the other Partners and the Partnership (and their respective direct and indirect agents, employees, representatives, officers, directors, shareholders. members or partners) from and against all claims, losses, damages, cost, expense, demands, liabilities, obligations, and liens, of any kind or nature ("CLAIMS"), which may arise as a result of any breach of any of the representations or warranties contained herein or out of the breach of any of the covenants or agreements contained herein. Such indemnity shall survive the termination or liquidation of the Partnership, the sale of all of the Property and the transfer or sale of the Partnership Interests of the indemnifying Partner.

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

                                   ARTICLE 17

                                  MISCELLANEOUS

       17.1 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. The parties hereto agree to submit to the jurisdiction of Florida in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall be in Miami-Dade County, Florida.

       17.2 PARTITION OF THE PROPERTY. Each Partner agrees that it shall have no right to partition the Property, or any portion thereof, and each Partner agrees that it shall not make application to any court or authority having jurisdiction in the matter to commence or prosecute any action or proceeding for partition of the Property, or any portion thereof. Upon the breach of this
Section 17.2 by any Partner, the other Partners, in addition to all other rights and remedies in law and equity, shall be entitled to a decree or order restraining and enjoining such application, action or proceeding.

       17.3 NOTICES. All notices required or permitted by this Agreement shall be in writing and shall be hand delivered or sent by recognized overnight courier (such as Federal Express) or by certified mail, return receipt requested, in a postage prepaid envelope, addressed as follows:

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              If to Sonesta:
              Attn: Boy VanRiel
              Sonesta International Hotels Corp.
              116 Huntington Avenue
              Boston, MA 02116
              Fax: (617) 421-5423

              With a copy to:
              Andrew S. Robins, Esq.
              Gunster Yoakley
              500 East Broward Boulevard, Suite 1400
              Fort Lauderdale, FL 33394-3076
              Fax: (561) 892-0303

              If to either of the
              Fortune Partners:
              Attn: Edgardo Defortuna
              1300 Brickell Avenue
              Miami, Florida 33131
              Facsimile No. (305) 351-0989

              With a copy to:
              Bilzin Sumberg Baena Price & Axelrod LLP
              Attn: Marshall R. Pasternack, Esq.
              200 South Biscayne Blvd., Suite 2500
              Miami, Florida 33131
              Fax: (305) 351-2247


or to such other address as shall, from time to time, be supplied in writing by such Partner. Any such notice shall be deemed given upon the earlier of receipt by the addressees if hand delivered

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or sent by overnight courier or three (3) business days following the date mailed, if mailed certified mail, return receipt requested.

       17.4 NO WAIVERS. The waiver of any breach or default of any of the terms, provisions or covenants of this Agreement shall not be deemed to be, nor shall the same constitute, a waiver of any subsequent breach or default of such term, provision or covenant or of any other term, provision or covenant contained herein.

       17.5 JOINDER OF EDGARDO DEFORTUNA AND SONESTA INTERNATIONAL HOTELS CORP. Edgardo Defortuna and Sonesta International Hotels Corp. join in the execution and delivery of this Agreement for purposes of acknowledging and confirming their obligations hereunder as set forth on the signature page hereto.

       17.6 SEVERABILITY. If any court of competent jurisdiction shall determine any provision of this Agreement or its application to any party or circumstance to be invalid and unenforceable to any extent, then the remainder of this Agreement or the application of any such provision to any other Person or circumstance shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.

       17.7 BENEFITS: BINDING EFFECT. The covenants and agreements contained herein shall inure to the benefit of and be binding upon the parties and their respective permitted successors and permitted assigns. Any permitted Person succeeding to the interest of a Partner hereunder shall succeed to all of such Partner's rights, interests and obligations under this Agreement and be subject to all of the terms and conditions of this Agreement.

       17.8 INTERPRETATION. Each of the parties and their respective legal counsel actively participated in the negotiation and drafting of this Agreement, and in the event of any ambiguity or mistake herein, this Agreement shall not be construed unfavorably toward a party or parties on the ground that the party or parties or their legal counsel was the draftsman thereof.

       17.9 COUNTERPARTS./FACSIMILES. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart. Signatures received by facsimile shall be treated as original signatures.

       17.10  ENFORCEMENT AND WAIVER OF JURY TRIAL.

              (a) WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PROJECT, THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS TRANSACTION.

              (b) ATTORNEY'S FEES. If any action or proceeding to enforce this Agreement or any provision hereof is brought by any Partner, the prevailing party shall be entitled to recover from the non-prevailing party its Attorneys' Fees and its costs and expenses of suit, including actual attorneys' and consultants' fees. In the event that any party hereto secures a judgment in any proceeding brought to enforce or interpret this Agreement, then any cost of expense incurred in enforcing or in successfully appealing from such judgment, including, without limitation, actual Attorneys' Fees shall be paid by the party or parties against whom such judgment has been rendered or against whom an appeal is won, and shall be recoverable separately from and in addition to any other amount included in such judgment. This section is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgments.

       17.11 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person, other than the parties hereto and their respective legal representatives and permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

       17.12 INTEGRATION. This Agreement and the documents referred to herein constitutes the entire agreement and understanding among the parties hereto with respect to the subject of this Agreement, and cancels all prior memorandums, discussions and agreements with respect to such subject matter, and no alteration, modification, amendment or interpretation of this Agreement shall be binding unless in writing and signed by the Partner against whom enforcement is sought.

       17.13 THIRD PARTY COSTS. Subject to compliance with the Budget, all third party costs incurred in forming the Partnership and transferring the Land to the Partnership, including but not limited to transfer taxes and legal fees shall be considered as expenses of the Partnership. In the event any of the Partners advance amounts necessary to pay any such costs, such advances shall be considered as Additional Capital Contributions and shall be repaid in accordance with Article 7.

       17.14 CONFIDENTIALITY OF INFORMATION. Except as required in the normal conduct of a Partner's business or by law, no Partner without the Approval of the Partners, during the continuance of the Partnership or after its termination shall at any time during the term of this Agreement or thereafter, divulge to any person not a member of the Partnership, other than its attorneys', accountants, employees, lenders and professional advisors, any confidential information concerning the business of the Partnership or the content of this Agreement or any other contract or agreement entered into by the Partnership. A Partner may, however, disclose to third parties the existence of the Partnership and the names of the Partners.

       17.15  DISPUTE RESOLUTION.

              (a) Other than as provided in Section 17.15(b), any dispute regarding a Major Decision, any matter specifically identified herein as being capable of being submitted to arbitration, or any other material item concerning the Partnership, the Hotel, the Property or the Project, shall be submitted to binding arbitration before a Qualified Arbitrator under the rules of the American Arbitration Association that are in effect as of the date of this Agreement (the "RULES"). The place of arbitration shall be Miami, Florida. Notwithstanding anything to the contrary in the Rules, the rules for "Expedited Procedures" shall apply to all disputes arising under this Agreement and no party can elect mediation notwithstanding anything to the contrary in the Rules. The parties further agree that the ["Optional Procedures for Large, Complex Commercial Disputes"] shall not apply and not be used for any dispute under this Agreement. In the event that any party calls for a determination in arbitration pursuant to the terms of this Section 17.15, the parties shall have a period of ten (10) days from the date of such request to

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appoint the Qualified Arbitrator. The Qualified Arbitrator shall decide the issues submitted to him/her in accordance with (i) the language, commercial purpose and restrictions contained in this Agreement and the exhibits hereto and
(ii) to the extent not governed by the written agreements of the parties to the dispute, what is just and equitable under the circumstances, provided that all substantive issues shall be determined under the laws of Florida and provided further that each issue to be arbitrated shall be arbitrated and decided as a separate issue and the arbitrator shall be obligated to select the position of one of the parties to the dispute rather than creating a compromise or different resolution. Because a prolonged dispute between the Partners may have a serious adverse effect on the Partnership, the Partners hereby instruct the Qualified Arbitrator to render a decision as quickly as necessary and minimize all time periods for conducting the arbitration to the greatest extent possible. The dispute shall be decided by the Qualified Arbitrator based solely on the submissions of the parties and without discovery or third party testimony unless the Qualified Arbitrator deems such discovery or third party testimony necessary to make a decision. Each party to the arbitration shall cooperate with one another in the production and discovery of requested documents, and in the submission and presentation of arguments to the Qualified Arbitrator at the earliest practicable date; and the Qualified Arbitrator shall unilaterally decide the dispute in a written opinion which shall be conclusive and binding upon them. The Qualified Arbitrator conducting any arbitration shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from or otherwise modify such provisions. The Partners hereby renounce all recourse to litigation with respect to the matters in this Agreement which direct the dispute in question to be resolved under this arbitration provision, and agree that, with respect to such matters only, (i) no reference shall be made to any court on any point of law and (ii) that the ruling and award (if any) of the Qualified Arbitrator shall be final and subject to no judicial review. Judgment on the award of the Qualified Arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought, and any party may institute judicial proceedings to compel arbitration in accordance with the provisions hereof. The arbitration costs, fees and expenses shall be borne as determined by the Qualified Arbitrator, the Partners intending that the Partners which fail to prevail with a preponderance of the dollar items in dispute be responsible for the legal and other fees incurred by the prevailing party, including all arbitration fees.

              (b) Except in the case of an arbitration initiated by the Fortune GP with respect to the determination of an Act of Removal under Section 8.2(b)(ii), allegations of fraud, gross negligence and willful misconduct shall be addressed through judicial resolution in the State Courts of Florida located in Miami-Dade County.

                       SIGNATURE PAGE FOLLOWS ON NEXT PAGE

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of
Limited Partnership as of the day and year first above written.

                              GENERAL PARTNER:

                              FORTUNE KB GP, LLC, a Florida limited liability company

                              By:  Fortune International Management, Inc.,
                                   Manager

                                   By:    /S/
                                      --------------------------------------
                                      Name:  Edgardo Defortuna
                                      Title: President


                              LIMITED PARTNERS:

                              FORTUNE KB, LLC, a Florida limited liability company

                              By:  Fortune International Management, Inc.,
                                   Manager

                                   By:    /S/
                                      --------------------------------------
                                      Name:  Edgardo Defortuna
                                      Title: President


                              SONESTA BEACH RESORT LIMITED
                              PARTNERSHIP, a Delaware limited partnership

                                   By: Florida Sonesta Corporation, a Florida
                                       corporation

                                   By:    /S/
                                      --------------------------------------
                                      Name:  Roger Sonnabend
                                      Title: Chairman

                                     JOINDER

     For purposes of agreeing to the provisions of Sections 4.4(a)(4),4.4(c)(3) and 7.2.


                                          /S/
                                   -------------------------------------
                                   Edgardo Defortuna


     For purposes of agreeing to the provisions of Sections 4.4(c)(3), 8.7(b)(6), and 12.6.


                                   Sonesta International Hotels Corp.


                                   By:         /S/
                                          --------------------------------------
                                          Roger Sonnabend, Chairman

                                    EXHIBITS


     A    Budget

     B    Contracts

     C    Escrow Agreement

     D    Terms--Interim Lease

     E    Legal Description of Property

     F    Listing Agreement

     G    Terms--Long Term Hotel Management Agreement

     H    Milestones

     I    Permitted Exceptions

     J    Realty Purchase Agreement Terms

     K    Terms--New Hotel Operating Entity

     L    OFAC and Patriot Act Compliance Representations, Warranties and
          Covenants

                                    SCHEDULES


     SGA       Sonesta Guaranteed Amount Examples
     5.1(b)    Assumed Liabilities
     16.1(c)   Violations of Law
     16.1(d)   Litigation
     16.1(k)   Tax Bases
     16.2(d)   Fortune Beneficial Owners

                                    EXHIBIT A

                                     BUDGET

                                    EXHIBIT B

                                    CONTRACTS

                                    EXHIBIT C

                                ESCROW AGREEMENT

                         To be appended upon completion

                                    EXHIBIT D

                              TERMS--INTERIM LEASE

     (a) Parties: Lease between SKB-Fortune Associates, LLLP, as "Landlord" and an Affiliate of Sonesta International Hotels Corporation, a New York corporation ("SIHC"), as Tenant. SIHC to indemnify the Landlord as provided in Subsection 8.7(b)(6) of the Partnership Agreement.

     (b)  Leased Property: Lease extends to all of the Land and the Hotel.

     (c) Maintenance of Improvements: The improvements will not be required to be maintained in the same or better condition than they are currently in, the parties recognizing the intention to demolish the improvements after the termination of the lease.

     (d)  Rent: One ($1.00) Dollar per annum.

     (e) Lease Term: Commencing upon transfer of the Land and Hotel to the Landlord and terminating on the Cessation Date.

     (f) Allocation of Property Expenses: Shall be as set forth in Section 8.7(b) of the Partnership Agreement. Landlord only to bear those expenses specifically described in the Partnership Agreement.

     (g) Special Termination Right: Tenant may terminate the lease without penalty or damages upon sixty (60) days written notice to Landlord.

     (h) Insurance: Property and casualty as well as liability insurance to be carried by and to be an expense of Tenant. Landlord shall acknowledge that Tenant shall not be required to maintain property insurance with respect to the improvements.

     (i) Risk of Loss: Landlord shall bear the risk of loss in connection with condemnation or settlements in lieu of condemnation and shall be entitled to receive the proceeds derived from condemnation or settlements in lieu thereof. Tenant shall bear the risk of loss in connection with casualty and shall receive all proceeds of casualty insurance claims; provided, that Tenant shall pay to Landlord the proceeds of insurance to the extent that such proceeds are in excess of Tenant's furniture, fixtures and equipment and the amounts expended by Tenant under the Lease for any and all capital improvements to the premises. Tenant shall bear the risk of liability claims other than those resulting from the activity of Landlord pursuant to the license granted to Landlord.

     (j)  License in favor of Landlord:

     a. Subject to the limitations and other provisions in the Partnership Agreement, the license shall permit Landlord to engage in pre-development activities.

                                    EXHIBIT E

                          LEGAL DESCRIPTION OF PROPERTY

                                    EXHIBIT F

                                LISTING AGREEMENT

                         To be appended upon completion

                                    EXHIBIT G

                      TERMS--LONG TERM MANAGEMENT AGREEMENT
              OUTLINE OF MAJOR LONG TERM MANAGEMENT AGREEMENT TERMS

1.   Parties:
       a. Operator: Sonesta International Hotels Corporation, a New York corporation, or an Affiliate.
       b. Owner: A Florida limited liability limited partnership or other entity acceptable to the parties, to be formed.

2.   Term: a. Initial Term - 20 years.
       b. Renewal Term - 2 renewal terms of 10 years each, at election of Sonesta.

3.     Fees:
       a. Base fee - The greater of (a) 3% of Gross Revenues (rooms and non-rooms) before any split with condominium unit owners or expenses, and (b) $500,000 per year, commencing on the Opening Date and prorated for stub years, and being increased to the extent of increases in the cost of living commencing with the second full fiscal year of operations.
       b. Incentive Fees - 10% of cash flow before debt service but after other fixed expenses.
       c. Marketing and License Fees - 2.5% of Gross Revenues (subject to adjustment based on review of Maintenance Fees)
       d. Other centralized services on same basis as borne by other Sonesta branded properties; provided, the costs of such services shall be competitive with those charged by outside providers and such services shall be approved by the Owner, such approval not to be unreasonably withheld.

3. Rental Program: Sonesta shall provide input into design of condominium regime, other property governance documents and structure of rental program. All such documents to be acceptable to the Partners.

4.   Funding Obligations:
     a.   Pre-opening expenses to be an obligation of Operator.
     b. Operator responsible for working capital, operating shortfalls and capital expenditures related to the Hotel. Risk of collection of assessments for certain operating or capital costs is on Operator.
     c. FF&E reserve to be established for units in rental program and for Hotel Lot.

5. Budget Meetings. Operator shall provide Owner with a proposed annual operating budget for the hotel during November or December of each year covering the ensuing year and shall meet with Owner regarding approval of the budget. Operator shall also meet with Owner during May or June of the operating year to review the budget and determine whether any material adjustments or changes to the budget may be necessary.

6. Standard for operation. A standard of operations comparable to that currently existing at the Ritz-Carlton Key Biscayne and the Four Seasons, Miami.

                                    EXHIBIT H

                                   MILESTONES

     Fortune shall have accomplished the following on or before the dates set forth below:

     a. Preliminary conceptual plans for the Project shall have been prepared and delivered to the Partners on or before the later of (i) August 1, 2005, or (iii) ninety (90) days following the selection of an architect by the Partners.

     b. A preliminary detailed development and construction budget and timetable shall have been delivered to the Partners on or before thirty (30) days after the delivery of preliminary conceptual plans as described in item (a) above.

     c. A preliminary capital budget for the project reflecting the proposed amount of mortgage financing shall be provided to Sonesta on or before thirty (30) days after the delivery of preliminary conceptual plans as described in item (a) above.

     d. Site plan approval for the proposed Project, together with any other then required material approvals or authorizations required in connection with the development of the Project, with the exception of demolition and building permits, shall be obtained on or before December 31, 2006.

     e. A construction loan for the financing of the Project shall have been closed and initial funding thereunder shall have been obtained and the installation of pilings or footers in connection with the foundation of the Project, shall have been completed on or before January 31, 2008.

     f. Issuance of temporary certificate of occupancy on or before 3 years of "commencement of construction."

     All of the above are subject to prompt responsiveness from Sonesta on all matters needing their consent and all time periods above shall be extended for a number of days equal to the number of days on which Sonesta failed to promptly respond.

     In addition, each of the foregoing shall be extended by any events or circumstances which constitute Force Majeure.

     In the event that any of the items listed in (a) through (f) have not been satisfied on the specified date, Sonesta shall give written notice (the "MILESTONE NOTICE") to the Fortune GP, specifically indicating which of the Milestones have not been achieved. Such Milestone Notice shall afford the Fortune GP a grace period of thirty (30) days after receipt of the Milestone Notice to cure any failure to reach a Milestone (or if such failure is susceptible to cure but by its nature cannot be cured within thirty (30) days, then such longer period as may be reasonable under the circumstances, provided that the Fortune GP is diligently proceeding to cure the failure).

                                    EXHIBIT I

                                 PERMITTED EXCEPTIONS

                         To be appended upon completion

                                    EXHIBIT J

                         REALTY PURCHASE AGREEMENT TERMS

1. The contract values the entire real property at $120,000,000 and relates to the purchase and sale of a 1/3 interest in the same.

2. The contract contemplates a $40,000,000 purchase price payable by a $30,000,000 payment at closing and the buyer's assumption of 1/3 of the existing indebtedness on the property.

3. Title would be conveyed free and clear of all liens and encumbrances other than the Permitted Exceptions (to be defined).

4. The property would be conveyed in "AS-IS" condition without any warranties, except as to title, and except as otherwise expressly agreed to.

5. Subject to 4, above, the representations and warranties of the seller are intended to mirror the reps and warranties of Sonesta under the Partnership Agreement.

6. The contract provides for a survey and title review contingency and anything not objected to will constitute Permitted Exceptions.

7. Inspection period and rights to be consistent with the Partnership Agreement.

8. The closing would occur on the Escrow Release Date.

9. At closing the following documents would be delivered: Special Warranty Deed for the undivided 1/3 interest to be sold; good standing certificates and authorizations of seller; title affidavit, FIRPTA affidavit, assignment of 1/3 interest in all agreements affecting the use and possession of the property; consent to the assumption of the existing debt; closing statement; estoppel certificates from existing tenants; and any other documents reasonable required by the title company.


The Parties agree to take reasonable steps to minimize the obligation to pay documentary stamp taxes in connection with the contribution and conveyance of the real property. To that end, the Parties shall cooperate in a possible restructuring as may be agreed upon as appropriate in order to accomplish the objective of minimizing the obligation to pay documentary stamp taxes.

                                    EXHIBIT K

                        TERMS--NEW HOTEL OPERATING ENTITY


        The form of operating agreement and/or partnership agreement for the New Hotel entity shall provide for the following:

     1. Form of Entity. Limited liability limited partnership or limited liability company unless otherwise agreed upon by the parties.

     2.       Ownership:    70% Sonesta or its designated affiliate
                            30% Fortune or its designated affiliate

     3.       Funding:      70% Sonesta/30% Fortune.  Amount to be determined.

     4.       Management:   Sonesta will be the sole general  partner or
        managing member, as the case may be, with sole authority to operate the business of the entity except for "major decisions" which shall require the consent of Fortune.

     5. Major Decisions: Major Decisions shall include, but not be limited to:

              (a) admission of any additional members/partners;

              (b) sale, lease, transfer or disposition of the Hotel;

              (c) authorizing or entering into any agreement, commitment or other transaction with a member/partner, other than the Hotel Management Contract and other agreements contemplated by the Partnership Agreement;

              (d) approval of budgets, centralized services and other major decision items to be agreed upon which are contained in the Long-term Management Agreement and which require the consent of the Owner thereunder;

              (e) creating or incurring any debt in excess of an agreed
                  threshhold other than trade debt in the ordinary course of the Hotel's business and reasonable financing (including capital leases) of equipment;

              (f) pledging or mortgaging assets in excess of an agreed
                  threshhold;

              (g) acquiring any property (real or personal) not in connection with the Hotel's business or a decision to pursue any business opportunity not directly and centrally related to the Hotel; and

              (h) filing bankruptcy or declaring insolvency (including any assignment for the benefit of creditors).

     6.  Transfer of Membership/Partnership Interests:

          A. Right of first refusal: In the event any partner/member desires to sell an interest, the offering partner must first offer the interest to the other partner/member on the same terms.

          B. Drag along provisions: In the event that Sonesta determines to sell its interest in the Hotel entity, subject to Fortune's right of first refusal (other than in the case of a sale by Sonesta of all or substantially all of its hotels to a third party), it can require Fortune to sell its interest upon the same terms and conditions, provided that in the event of any sale by Sonesta of assets in addition to the Hotel entity, the proceeds of any sale shall be allocated upon such basis as the parties shall reasonably agree.

     7. Meetings: The managing member/general partner will meet regularly with the members/partners regarding the operations and business of the entity.

                                    EXHIBIT L


 FURTHER REPRESENTATIONS, WARRANTIES AND PROVISIONS RELATING TO THE PATRIOT ACT
                                    AND OFAC

     1. Each Partner represents, warrants and covenants to each other as follows:

          (A) That it is in compliance with all applicable anti-money laundering laws, regulations, rules, and government guidance including the Bank Secrecy Act ("BSA"), as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other anti-terrorism laws, (collectively, "Anti-Money Laundering Laws and Regulations"), and all authorizing statutes, executive orders, and regulations administered by the Office of Foreign Asset Control of the U.S. Department of the Treasury (hereinafter, "OFAC") and OFAC guidance (collectively, "OFAC Laws and Regulations"), and that each Partner has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

          (B) That neither: (i) its Principal(s), any Affiliate of such Partner or its Principal(s) nor any Person Controlled by such Partner or its Principal(s); nor (ii) to the best of knowledge of each Partner, after making due inquiry, any Person who owns a controlling interest in or otherwise Controls such Partner; nor (iii) to the best of knowledge of each Partner, after making due inquiry, if such Partner is a privately held entity, any person otherwise having a direct or indirect beneficial interest (other than with respect to an interest in a publicly traded entity) in such Partner; nor (iv) any Person for whom such Partner is acting as agent or nominee in connection with this investment, is a country, territory, government, Person, organization, or entity named on an OFAC List, or is a prohibited country, territory, government, Person, organization, or entity under any economic sanctions program administered or maintained by OFAC.

          (C) That, unless disclosed in writing to the other Partners on the date hereof, it is not a Senior Foreign Political Figure, or an Immediate Family Partner or a Close Associate of a Senior Foreign Political Figure, that it is not Controlled by a Senior Foreign Political Figure, or an Immediate Family Partner or a Close Associate of a Senior Foreign Political Figure, and that, to the best of each Partner's knowledge, after making due inquiry, none of the direct or indirect owners of such Partner (other than any owner(s) of any interest(s) in a publicly-traded entity) is a Senior Foreign Political Figure, or an Immediate Family Partner or a Close Associate of a Senior Foreign Political Figure.

          (D) That, upon receiving a written request from any other Partner, such Partner shall provide information reasonably required by such other Partner to confirm that the foregoing representations, warranties and covenants continue to be true and to comply with all applicable Anti-Money Laundering Laws and Regulations including all anti-terrorist laws and OFAC Laws and Regulations. Each Partner consents to the disclosure to the relevant regulators and law enforcement authorities by the other

     Partner(s) and its Affiliates of such information about such Partner that the other Partner(s) reasonably deems necessary or appropriate to comply with such Laws and Regulations.

     2. Each Partner agrees that as a condition of any Transfer of any direct or indirect interest of such Partner (other than the Transfer of any interest in a publicly-traded entity), the other Partners shall have the right to require full compliance with these representations, warranties and covenants, to its reasonable satisfaction, with respect to any transferee and any person who, directly or indirectly, owns or otherwise controls the transferee.

     3. Each Partner acknowledges and agrees that if, at any time subsequent to the execution of this Agreement, it is determined by a court of competent jurisdiction or applicable Governmental Authority that a Partner (an "OFFENDING PARTNER") has breached any of the representations, warranties or covenants set forth in Item 1 of this EXHIBIT L, the other Partner (the "NON-OFFENDING PARTNER") shall, if legally permitted to do so, provide notice of such violation to the Offending Partner. Upon receipt of said notice or upon receipt of notice from the applicable Governmental Authority, the Offending Partner shall promptly take all steps necessary to cure any such breaches - including, without limitation, redeeming the interest of any constituent beneficial owner within the Offending Partner's ownership group, if legally permitted. In addition, the Non-Offending Partner and/or the Partnership may take any other action as may be required by law or regulation, including temporarily freezing or blocking the investment or any distributions thereon, prohibiting additional investments by the Offending Partner, segregating the assets constituting the investment of the Offending Partner in accordance with the applicable Anti-Money Laundering Laws and Regulations or OFAC Laws and Regulations and/or to report such action to Governmental Authorities. Each Partner further acknowledges that the Offending Partner will have no claim against the Partnership and/or the Non-Offending Partner or its Affiliates for any form of damages as a result of any of the foregoing actions.

                                  SCHEDULE SGA

ASSUMPTIONS

1.   Sonesta Unreturned Capital         $60 million

2.   Fortune Unreturned Capital         $33 million  (comprised  of initial $30
     million  plus $3 million  used to fund Hotel Shutdown Payments)

3.   Existing Indebtedness balance      $30 million

4.   Existing Indebtedness refinanced with "New Indebtedness" of $45 million

5. No interim distributions are made during the life of the Project other than the Hotel Shutdown Payments, which are paid in full each month for 2 years (aggregate payments of $3 million), all of which were funded via Capital Contributions of the Fortune Partners).

SCENARIO 1 - The Property is sold for $80 million.

1. The $80 million of proceeds would be distributed $45 million to the lender providing the "New Indebtedness" and the remaining $35 million would be distributed as follows:

     (a) Subsection 7.1(a)--zero, because all Hotel Shutdown Payments were funded currently
     (b)  Subsection 7.1(b)--$35 million to Sonesta

2. In the event the Fortune Partners would have satisfied the Existing Indebtedness with a Capital Contribution of $30 million, the $65 million of proceeds available for distribution derived from the sale ($80 million less $15 million net New Indebtedness) would have been distributed under Section
     7.2 (and Section 7.1) as follows:

     (k) Section 7.1(a) - zero, because all Hotel Shutdown Payments were funded currently
     (b) Section 7.1(b) - $57 million to Sonesta (to reduce its Unreturned Capital to zero)
     (c)  Section 7.1(c) - assume zero
     (d)  Section 7.1(c) - $8 million balance to the Fortune Partners

Therefore, under these facts, the Sonesta Guaranteed Amount will equal the difference between the $57 million Sonesta would have received if the Existing Indebtedness had been satisfied by a Capital Contribution made by the Fortune Partners and the $35 million actually received. Thus, the Sonesta Guaranteed Amount would be $22 million which shall be payable by the Fortune Partners as provided in Section 7.2 and guaranteed by Edgardo Defortuna.

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SCENARIO 2 - The Property is sold for $105 million.

1. The $105 million of proceeds would be distributed $45 million to the lender providing the "New Indebtedness" and the remaining $60 million would be distributed as follows:

     (a) Subsection 7.1(a)-- zero, because all Hotel Shutdown Payments were funded currently
     (b)  Subsection 7.1(b)--$57 million to Sonesta
     (c)  Subsection 7.1(c)--assume zero
     (d)  Subsection 7.1(d)-- $3 million to the Fortune Partners

2. In the event the Fortune Partners would have satisfied the Existing Indebtedness with a Capital Contribution of $30 million, the $90 million of proceeds available for distribution derived from the sale ($105 million less $15 million net New Indebtedness) would have been distributed under
     Section 7.2 (and Section 7.1) as follows:

     (a) Section 7.1(a) - zero, because all Hotel Shutdown Payments were funded currently
     (b) Section 7.1(b) - $57 million to Sonesta (to reduce its Unreturned Capital to zero)
     (c)  Section 7.1(c) - assume zero
     (d)  Section 7.1(d) - $33 million balance to the Fortune Partners

Therefore, under these facts, as a result of Sonesta receiving a return of all of its Unreturned Capital,, the Sonesta Guaranteed Amount is zero.


SCENARIO 3 - The Property is sold for $160 million.

1. The $160 million of proceeds would be distributed $45 million to the lender providing the "New Indebtedness" and the remaining $115 million would be distributed as follows:

     (a) Subsection 7.1(a)--zero, because all Hotel Shutdown Payments were funded currently
     (b)  Subsection 7.1(b)--$57 million to Sonesta
     (c)  Subsection 7.1(c) - assume zero
     (d)
 Subsection 7.1(d)--$33 million to the Fortune Partners

     (e)  Subsection 7.1(e)--assume zero
     (f)  Subsection 7.1(f)--assume zero
     (g) Subsection 7.1(g)--$12.5 million to each of Sonesta and the Fortune Partners

2. In the event the Fortune Partners would have satisfied the Existing Indebtedness with a Capital Contribution of $30 million, the $145 million of proceeds available for distribution derived from the sale ($160 million less $15 million net New Indebtedness) would have been distributed under
     Section 7.2 (and Section 7.1) as follows:

     (a) Subsection 7.1(a)-- zero, because all Hotel Shutdown Payments were funded currently

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     (b)  Subsection 7.1(b)--$57 million to Sonesta
     (c)  Subsection 7.1(c) - assume zero
     (c)  Subsection 7.1(d)--$63 million to the Fortune Partners
     (d)  Subsection 7.1(e)--assume zero
     (e)  Subsection 7.1(f)--assume zero
     (d) Subsection 7.1(f)--$20 million to each of Sonesta and the Fortune Partners

Therefore, under these facts, as a result of Sonesta receiving a return of all of its Unreturned Capital, the Sonesta Guaranteed Amount is zero.

SCENARIO 4 - The Property is sold for $60 million.

1. The $60 million of proceeds would be distributed $45 million to the lender providing the "New Indebtedness" and the remaining $15 million would be distributed as follows:

     (a) Subsection 7.1(a)--zero, because all Hotel Shutdown Payments were funded currently
     (b)  Subsection 7.1(b)--$15 million to Sonesta

2. In the event the Fortune Partners would have satisfied the Existing Indebtedness with a Capital Contribution of $30 million, the $45 million of proceeds available for distribution derived from the sale ($60 million less $15 million net New Indebtedness) would have been distributed under Section
     7.2 (and Section 7.1) as follows:

     (a) Section 7.1(a) - zero, because all Hotel Shutdown Payments were funded currently
     (b) Section 7.1(b) - $45 million to Sonesta (to reduce its Unreturned Capital to zero)
     (c)  Subsection 7.1(c) - zero
     (d)  Section 7.1(c) - zero

Therefore, under these facts, the Sonesta Guaranteed Amount will equal the difference between the $45 million Sonesta would have received if the Existing Indebtedness had been satisfied by a Capital Contribution made by the Fortune Partners and the $15 million actually received. Thus, the Sonesta Guaranteed Amount would be $30 million which shall be payable by the Fortune Partners as provided in Section 7.2 and guaranteed by Edgardo Defortuna.

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                                 SCHEDULE 5.1(b)

                              PERMITTED LIABILITIES


                         To be appended upon completion

                                                                             189
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                                SCHEDULE 16.1(c)


                                VIOLATIONS OF LAW


              SunAmerica Loan Agreement and related loan documents

                                                                             190
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                                SCHEDULE 16.1(d)


                                   LITIGATION


I.   PENDING LAWSUITS:

     None


II.  KNOWN PENDING CLAIMS (other than routine matters covered by insurance):

     None

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                                SCHEDULE 16.1(k)

                                    TAX BASES


                       To be provided during Due Diligence

                                                                             192
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                                SCHEDULE 16.1(i)

                               HAZARDOUS MATERIALS


        Asbestos floor tile located in basement level, service corridors.

                                                                             193
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                                SCHEDULE 16.2(d)


                            FORTUNE BENEFICIAL OWNERS


Edgardo Defortuna

                                                                             194